Exhibit 10.21

Dated 21 October 2020

Shareholders’ Agreement

relating to Alvotech Holdings S.A.

between

Alvotech Holdings S.A.

as the Company

Aztiq Pharma Partners S.à r.l.

Alvogen Lux Holdings S.à r.l.

Fuji Pharma Co., Ltd.

YAS Holding

the Individual Investors

the YAS Individuals

the New CI Investors

the B Shareholders

and

Alvotech hf.

		Page
36.	Notices	43
37.	Warranties and Undertakings	47
38.	Governing Law and Jurisdiction	47

This Agreement is made on 21 October 2020

Between:

(1)

Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B 229.193 (the “Company”);

(2)

Aztiq Pharma Partners S.à r.l., a private limited company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B 147.728 (“Aztiq”);

(3)

Alvogen Lux Holdings S.à r.l. a private limited company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B 149.045 (“Alvogen”);

(4)	Richard Davies, born on 26 June 1961 in Cardiff and residing at R Davies Consultants c/o Acton Treuhand AG Gotthardstrasse 28, 6302 Zug, Switzerland (“RD”);

(5)	Fuji Pharma Co., Ltd., a company incorporated under the laws of Japan, having its principal business address at 5-7 Sanban-Cho, Chiyoda-ku, Tokyo 102-0075, Japan (“Fuji”);

(6)

YAS Holding LLC, a limited liability company established in the Emirate of Abu Dhabi, United Arab Emirates, having its registered address at Khalifa Commercial Center, Emirates Post Building, Khalifa City, 16th Street Corner, 29th & 54th Street, Abu Dhabi, United Arab Emirates    (“YAS”);

(7)	Ashraf Radwan, born on 19 December 1971, residing at Springs 7 street 3 villa 22, Dubai, United Arab Emirates;

(8)	Murshed Abdo Murshad Alredaini, born on 17 June 1966, residing at Khalifa City A, Abu Dhabi, United Arab Emirates;

(9)	Efgan Dengür, born on 5 March 1965, residing at Al Sawari Tower C 1304, Khalidiya, Abu Dhabi, United Arab Emirates, (the parties (7) to (9) together the “YAS Individuals”);

(10)

Santo Holding (Deutschland) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, having its registered office at Bergfeldstraße 9, 83607 Holzkirchen, Germany and being registered with the commercial register (Handelsregister) of the local court (Amstgericht) Munich under number HRB 174392 (“Santo”);

(11)

Shinhan Healthcare Fund 5, a fund established and existing under the laws of the Republic of Korea (“Korea”), having its registered address at 70, Yeoui-daero, Yeongdeungpo-gu, Seoul, 07325, Korea, represented by its general partner SHINHAN INVESTMENT CORP, a Korean securities brokerage and investment banking company (“Shinhan”);

(12)

Baxter Healthcare SA, a corporation organized and existing under the laws of Switzerland, having its principal place of business at Thurgauerstrasse 130, 8152 Glattpark (Opfikon), Switzerland and being registered with the commercial register of the Canton of Zurich under number CHE-108.744.932 (“Baxter”);

(13)

Corneliu-Laurentiu Scheusan, born on 1 October 1967, residing at 33A Matei Basarab street, 077190 Voluntari, Ilfov county, Romania (“CLS” and together with RD the “Individual Investors”) and the parties (10) to (13) and any party adhering to this Agreement as “New CI Investor” together the “New CI Investors”);

(14)

Olifant Fund, Ltd., a company limited by shares incorporated and existing under the laws of the Cayman Islands, registered with the Registrar of Companies in the Cayman Islands under number 128085, and having its registered office at PO Box 1344, 20 Genesis Close, dms House, George Town, Grand Cayman, KYI-1108, Caymans Islands (“Olifant”);

(15)

FFI Fund Ltd., a company limited by shares incorporated and existing under the laws of the Cayman Islands, registered with the Registrar of Companies in the Cayman Islands under number 78644, and having its registered office at PO Box 1344, 20 Genesis Close, dms House, George Town, Grand Cayman, KYI-1108, Caymans Islands (“FFI”);

(16)

FYI Ltd., a company limited by shares incorporated and existing under the laws of the Cayman Islands, registered with the Registrar of Companies in the Cayman Islands under number 82837, and having its registered office at PO Box 1344, 20 Genesis Close, dms House, George Town, Grand Cayman, KYI-1108, Caymans Islands (“FYI”);

(17)

Delcotech Luxco, a société à responsabilité limitée existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 207654, and having its registered office at 16, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg (“Delcotech”, and together with Olifant, FFI and FYI, the “B Shareholders”);

(18)

Alvotech hf, a public limited liability company incorporated under the laws of Iceland with registration number 710113-0410, with an address at Saemundargata 15-19, IS 101 Reykjavik, Iceland (“Alvotech Iceland”); and

(19)	any party adhering or having adhered to this Agreement subsequently,

(each a “Party” and together the “Parties”).

It is agreed as follows:

1.	Definitions and Interpretation

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

“2020 Convertible Loan” means the convertible loan with a principal amount of USD 50,000,000 entered into on 21 October 2020 between Aztiq as lender and the Company as borrower, as further assigned, representing and restating part of the Aztiq Convertible Loan and the Floki Loan previously entered into (as amended, supplemented, novated or replaced from time to time);

“2020 Subordinated Loan” means the subordinated convertible loan of up to USD 30,000,000 granted by Alvogen to the Company on 30 June 2020 in connection with the contemplated 2020 Convertible Loan and related transaction, and the related warrant agreement;

“40% Security Holder” means Security Holders holding in excess of 40 per cent. of the A Ordinary Shares in issue from time to time;

“A Ordinary Shares” means the A ordinary shares having a nominal value of USD 0.01 each in the share capital of the Company;

“Act” means the Companies Act 2006;

“Acceptance Period” has the meaning given to it in paragraph 2.3 of Part 1 of Schedule 4 (Tag-Along Rights);

“Adalimumbab Product” means the product of Alvotech hf, a public limited liability company incorporated under the laws of Iceland with registration number 710113-0410, with an address at Saemundargata 15-19, IS 101 Reykjavik, Iceland, one share of which is held by Aztiq and the remaining shares of which are held by the Company (“Alvotech hf”), that is being developed as a biosimilar to the reference product Adalimumab, as more specifically described in the applicable product data sheet (as recognised by Alvogen and Alvotech hf);

“Affiliate” means:

(a)

in respect of Aztiq, Aztiq Investment Advisory AB and Floki Holdings S.à r.l. and any direct or indirect subsidiary undertaking of Aztiq Investment Advisory AB and Floki Holdings S.à r.l (and shall also include, for the avoidance of doubt, Floki Holdings S.à r.l. Aztiq Finance Holdings S.à r.l. Floki LP S.à r.l., Floki GP S.à r.l. and Aztiq Fund I SCSp) (and any other entity in which equity or debt securities are issued or exchanged in consideration for equity and debt securities in any Affiliate of Aztiq);

(b)	in respect of Alvogen, Celtic Holdings S.C.A., together with any of its subsidiary undertakings; and

(c)	in relation to any other person:

(i)	any corporations which are the holding companies or subsidiaries of it or of any such holding company (as such terms are defined in the Act); and

(ii)	any person that, directly or indirectly, Controls, is Controlled by or is under common Control with that person;

“Aggregate Debt Securities Value” means the total amount outstanding (including all unpaid amounts of principal and interest) on all Debt Securities then in issue held by all Security Holders (but for the purposes of the definition of Remaining Pro-Rata Portion shall be those Debt Securities (other than Securities which are issued to a Group Company or Remaining New Securities) then in issue to all Participating Security Holders);

“Agreement” means this agreement;

“Alvogen Call” means the payment of an amount in cash (equal, on the date of payment, to the principal plus any accrued interest (including, for the avoidance of doubt, any PIK Loan and PIK Advances) on the Alvogen Transfer Debt which is for the account of Aztiq (as further described in the assignment agreement dated 14 May 2019 relating to the Alvotech Transfer Debt) by Alvogen to Aztiq to repurchase the Alvogen Transfer Debt in accordance with Clause 11.7 and in return for which Aztiq transfers to Alvogen the right to receive repayment of the amounts for the benefit of Aztiq which remain outstanding under the Alvogen Transfer Debt;

“Alvogen Consent” means a consent:

(a)	in writing to the relevant Group Company, from Alvogen (including by way of e-mail);

(b)	from Alvogen, by signing a written resolution of the shareholders of the Company approving the relevant transaction or matter; or

(c)	from an Alvogen Director, by signing the minutes of a quorate Board meeting or committee meeting approving the relevant transaction or matter,

and provided, in each case, that the consent is expressly referred to as Alvogen Consent;

“Alvogen Convertible Loan” means the consolidated convertible loan entered into on 16 April 2020 between Alvogen as lender and the Company as borrower, amending and restating the convertible loan agreements previously entered into (and referenced therein) (as amended, supplemented, novated or replaced from time to time);

“Alvogen Conversion Amounts” means any Conversion Amounts which were issued to Alvogen pursuant to the receipt of a Conversion Notice;

“Alvogen Director” has the meaning given to it in Clause 3.2(b) (Rights of the Security Holders to Appoint and Remove Directors);

“Alvogen Mirror Funding” means, the right of Alvogen also to provide funding to the Company at any time prior to Exit in an aggregate amount equal to the aggregate of (i) USD 25,000,000 and (ii) the lower of (A) the amount which Aztiq provides as the Aztiq Funding and (B) USD 50,000,000, in return for an issue of A Ordinary Shares (or such other Securities as Alvogen and Aztiq may determine) based on the same valuation and calculation principles applicable to the Aztiq Funding;

“Alvogen Transfer Debt” means the principal amount of USD 25,000,000 of the Aztiq Convertible Loan (with such amended terms (if any) as agreed between Alvogen and Aztiq,) transferred to Aztiq by Alvogen on 14 May 2019 in return for a cash amount of USD 50,000,000, and reduced to USD 25,000,000 principal amount pursuant to an amendment and restatement agreement to the Aztiq Convertible Loan and the Floki Loan dated on or about the date hereof between Aztiq as lender and the Company as borrower;

“Alvogen Warrant” has the meaning given to it in Clause 11.1 (Warrant);

“Alvogen Warrant Closing” has the meaning given to it in Clause 11.3 (Warrant);

“Alvogen Warrant Exercise” means the application of the applicable Alvogen Warrant Exercise Amount as set out in the relevant Alvogen Warrant Exercise Notice in subscription for the applicable Alvogen Warrant Shares;

“Alvogen Warrant Exercise Amount” means any amount set out in the applicable Alvogen Warrant Exercise Notice provided that the Alvogen Warrant Exercise Amount shall be subject to an overall aggregate cap of: (a) USD 121,500,000; less (b) the principal amount outstanding under the Alvogen Convertible Loan from time to time (such principal amount as reduced by any conversions referred to under limb (c)), less (c) any Conversion Amounts converted into Conversion Shares allotted to Alvogen pursuant to any Conversion Agreement relating to the Alvogen Transfer Debt and/or the Alvogen Convertible Loan less (d) the principal amount of the Alvogen Transfer Debt, whether held by Alvogen or Aztiq (such principal amount as reduced by any conversions referred to under limb (c)). For the avoidance of doubt, the aggregate amount of Alvogen Warrant Exercise Amount and Alvogen Conversion Amounts is capped at USD 121,500,000.

“Alvogen Warrant Exercise Date” means the applicable date included in the relevant Alvogen Warrant Exercise Notice as the date on which such Alvogen Warrant Exercise is to take place which shall be within three (3) days following the date of the applicable Alvogen Warrant Exercise Notice (unless otherwise determined by Alvogen in its sole discretion);

“Alvogen Warrant Exercise Notice” has the meaning given to it in Clause 11.2 (Warrant);

“Alvogen Warrant Shares” means such number of A Ordinary Shares issued by the Company to Alvogen which, irrespective of the market valuation of the Company at the time of issue, would result in Alvogen, as at the applicable Alvogen Warrant Exercise Date, holding such additional number of A Ordinary Shares (which, for the avoidance of doubt, shall be issued to Alvogen in addition to those A Ordinary Shares which Alvogen holds immediately prior to the relevant Alvogen Warrant Exercise) as represents a percentage interest in the Company equal to the higher of (a) the Fixed Alvogen Warrant Exercise Rate and (b) the Reduced Alvogen Warrant Exercise Rate. In the event that fractions of Alvogen Warrant Shares would be required to be issued as a result of the Fixed Alvogen Warrant Exercise Rate or the Reduced Alvogen Warrant Exercise Rate, fractional shares shall not be issued, but the number of Alvogen Warrant Shares shall be rounded up to the nearest whole number and no cash adjustment will be made;

“Annual Budget” means the annual operating budget of the Group as adopted and/or amended from time to time in accordance with the terms of this Agreement;

“Articles” means the articles of association of the Company from time to time;

“Asset Sale” means a sale by the Company or any other member of the Group of all or substantially all of the Group’s business, assets and undertakings to one or more buyers on arm’s length terms as part of a single transaction or series of connected transactions (other than as part of a Reorganisation Transaction);

“Auditors” mean the auditors of the Group from time to time;

“Aztiq Consent” means a consent:

(a)	in writing to the relevant Group Company from Aztiq (including by way of e-mail);

(b)	from Aztiq by signing a written resolution of the shareholders of the Company approving the relevant transaction or matter; or

(c)	from an Aztiq Director by signing minutes of a quorate Board meeting or committee meeting approving the relevant transaction or matter,

and provided, in each case, that the consent is expressly referred to as Aztiq Consent;

“Aztiq Director” has the meaning given to it in Clause 3.2(a) (Rights of the Security Holders to Appoint and Remove Directors);

“Aztiq Convertible Loan” means the consolidated convertible loan entered into on 16 April 2020 between Aztiq as lender and the Company as borrower, amending and restating the convertible loan agreements previously entered into (and referenced therein) (as amended, supplemented, novated or replaced from time to time);

“Aztiq Funding” means the right of Aztiq to provide funding (as either equity or convertible debt (or a similar arrangement which replicates the economics of a convertible loan) to be approved by Alvogen) to the Company in an aggregate amount no greater than USD 50,000,000 in return for such number of A Ordinary Shares (credited as fully paid) (or such other Securities as Alvogen and Aztiq may determine) which, irrespective of the market valuation of the Company at the time of issue, would result in Aztiq (as at the applicable date of issue) holding such additional A Ordinary Shares (in addition to those A Ordinary Shares which Aztiq holds immediately prior to the date of issue) as represents a percentage interest in the Company which is equal to the Funding Conversion Rate;

“Aztiq Warrant” has the meaning given to it in Clause 11.4 (Warrant);

“Aztiq Warrant Agreement” means the warrant agreement relating to the issue of warrants by the Company dated 21 February 2020 and entered into between Aztiq and the Company (which, for the avoidance of doubt, does not related to Clause 11);

“Aztiq Warrant Closing” has the meaning given to it in Clause 11.6 (Warrant);

“Aztiq Warrant Exercise” means the application of the applicable Aztiq Warrant Exercise Amount as set out in the relevant Aztiq Warrant Exercise Notice in subscription for the applicable Aztiq Warrant Shares;

“Aztiq Warrant Exercise Amount” means any amount set out in the applicable Aztiq Warrant Exercise Notice provided that the Aztiq Warrant Exercise Amount shall be subject to an overall aggregate cap of: (a) the Aztiq Warrant Proportion Amount; less (b) the aggregate amount converted into Conversion Shares pursuant to the Alvogen Convertible Loan that has been assigned or transferred to Aztiq in return for the Aztiq Warrant Proportion Amount;

“Aztiq Warrant Exercise Date” means the applicable date included in the relevant Aztiq Warrant Exercise Notice as the date on which such Aztiq Warrant Exercise is to take place which shall be within three (3) days following the date of the applicable Aztiq Warrant Exercise Notice (unless otherwise determined by Aztiq in its sole discretion);

“Aztiq Warrant Exercise Notice” has the meaning given to it in Clause 11.5 (Warrant);

“Aztiq Warrant Proportion Amount” means an amount in USD which is equal to the principal amount of the Alvogen Transfer Debt, such amount being USD 25,000,000 as held by Aztiq on the date hereof, as may be reduced in accordance with Clause 11.7(d);

“Aztiq Warrant Shares” means such number of A Ordinary Shares issued by the Company to Aztiq which, irrespective of the market valuation of the Company at the time of issue, would result in Aztiq, as at the applicable Aztiq Warrant Exercise Date, holding such additional number of A Ordinary Shares (which, for the avoidance of doubt, shall be issued to Aztiq in addition to those A Ordinary Shares which Aztiq holds immediately prior to the relevant Aztiq Warrant Exercise) as represents a percentage interest in the Company equal to the higher of (a) the Fixed Aztiq Warrant Exercise Rate and (b) the Reduced Aztiq Warrant Exercise Rate. In the event that fractions of Aztiq Warrant Shares would be required to be issued as a result of the Fixed Aztiq Warrant Exercise Rate or the Reduced Aztiq Warrant Exercise Rate, fractional shares shall not be issued, but the number of Aztiq Warrant Shares shall be rounded up to the nearest whole number and no cash adjustment will be made;

“B Ordinary Shares” means the B ordinary shares having a nominal value of USD 0.01 each in the capital of the Company;

“Board” means the board of directors of the Company from time to time;

“Business Day” means any day other than a Saturday, Sunday or bank or public holiday in England, Luxembourg and/or Iceland;

“Business Plan” means the three year (or such other period as agreed between the Board and Alvogen) rolling business plan of the Group, initially in the agreed form and then as may be amended or replaced from time to time with Alvogen Consent and Aztiq Consent in accordance with the terms of this Agreement;

“Co-investor” means the Individual Investors, YAS, the YAS Individuals, Fuji, Shinhan, Santo, Baxter and any other Security Holder holding less than or equal to 5 per cent of the A Ordinary Shares in issue from time to time;

“Committee” means any duly authorised of the Board to be constituted in accordance with Clause 4 (Committees of the Board);

“Companies Act” means the Luxembourg law of 10 August 1915 on commercial companies, as amended;

“Competitor” means any undertaking or business carried on in competition with the Company or any other Group Company by developing, manufacturing and commercializing Biosimilar products at any time during the 12 months preceding that date on which the relevant Co-Investor takes either of the actions contemplated in Clause 19 (Investment in a Competitor);

“Confidential Information” means all information (whether oral or recorded in any medium) relating to any Security Holder (and their Affiliates) and any member of the Group’s business, financial or other affairs (including future plans of any Group Company) which is treated by a Group Company or a Security Holder as confidential (or is marked or is by its nature confidential);

“Control” means:

(a)	in the case of a body corporate, the ownership of or the ability to direct:

(i)	a majority of the issued shares entitled to vote for election of directors (or analogous persons);

(ii)	the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors on all or substantially all matters;

(b)	in the case of any other person the ownership of or the ability to direct, a majority of the voting rights in that person; or

(c)

in the case of a body corporate or any other person, the direct or indirect possession of the power to direct or cause the direction of its financial and operational management and policies (whether through the ownership of voting shares, by a management or advisory agreement, by contract, by agency or otherwise);

“Controlling Interest” means an interest (as defined in sections 820 and 825 of the Act) in the Shares conferring in aggregate more than 50% of the total voting rights normally exercisable at any general meeting of the Company or the relevant New Holding Company;

“Conversion Agreements” means (i) the conversion agreements initially entered into on 22 December 2017 between Alvogen, Aztiq and Alvotech Iceland, and restated on 16 April 2020 in (a) a conversion agreement entered into between the Company and Alvogen and (b) a conversion agreement entered into between the Company and Aztiq and (ii) a conversion agreement entered into on 21 October 2020 in relation to the 2020 Convertible Loan between the Company and Aztiq, as further assigned, all as amended or restated from time to time;

“Conversion Amount” has the meaning given to it in the Conversion Agreements;

“Conversion Notice” has the meaning given to it in the Conversion Agreements;

“Conversion Shares” has the meaning given to it in the Conversion Agreements;

“Converted PIK Advances” has the meaning given in the Conversion Agreements;

“Convertible Bond Instrument” means the convertible bond instruments setting out the terms and conditions of the Convertible Bonds;

“Convertible Bonds” means the series A and series B convertible bonds in an aggregate principal amount up to three hundred million United States dollars (USD 300,000,000) in one or more tranches, which are convertible into shares of the Company under the conditions set out in the Convertible Bond Instrument;

“Debt Securities” means any other debt or debt like security or rights convertible into or exercisable or exchangeable for debt or debt-like securities (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for debt or debt-like securities) issued by any Group Company from time to time, in each case, having the rights and being subject to the restrictions set out in this Agreement and the relevant instrument constituting such security, but excluding any securities or debt arising from the Financing Documents and the Aztiq Warrant Agreement;

“Deed of Adherence” has the meaning given to it in Clause 14 (Deed of Adherence);

“Defaulting Security Holder” has the meaning given to it in Clause 12.4 (Defaulting Security Holders);

“Director” means a director of the Company from time to time;

“Disclosure and Transparency Guidelines” means the guidelines for Disclosure and Transparency in Private Equity, for the time being in force;

“Drag-Along Notice” has the meaning given to it in paragraph 2 of Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Drag-Along Sale” has the meaning given to it in paragraph 1 of Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Drag-Along Sale Documents” has the meaning given to it in paragraph 2 of Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Drag-Along Securities” has the meaning given to it in paragraph 1 Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Dragged Security Holders” has the meaning given to it in paragraph 1 of Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Drag Transferee” has the meaning given to it in paragraph 1 of Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Drag Triggering Sellers” has the meaning given to it in paragraph 1 of Part 2 of Schedule 4 (Tag-Along and Drag-Along Rights);

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, equity, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect;

“Excess New Securities Commitment” has the meaning given to it in Clause 10.4 (New Issues of Securities);

“Excess Receipts” has the meaning given to it in Clause 18.2 (Ranking of Securities);

“Excluded Issue” means any issue of Securities:

(a)	in connection with an Accelerated Issue;

(b)	in connection with the 2020 Convertible Loan;

(c)	in connection with the Aztiq Funding;

(d)	in connection with the Alvogen Mirror Funding;

(e)	in connection with the exercise of the Alvogen Warrant;

(f)	in connection with the exercise of the Aztiq Warrant;

(g)	pursuant to the terms of the Alvogen Convertible Loan;

(h)	pursuant to the terms of the Conversion Agreements;

(i)	pursuant to the terms of the Aztiq Warrant Agreement;

(j)	pursuant to the terms of the Aztiq Convertible Loan;

(k)	pursuant to the terms of the Convertible Bond Instrument;

(l)	in lieu of a payment of cash as part of a dividend made by a Group Company, subject to all Security Holders in such Group Company receiving Securities on substantially the same terms; and

(m)	an issue of Securities or options to management of the Group in accordance with the MIP;

“Existing Shareholders’ Agreement” means the amended shareholders’ agreement relating to the Company between, inter alia, the Company, Alvotech hf., Aztiq and Alvogen dated 16 April 2020;

“Exit” means a Sale, Asset Sale, IPO or Winding Up;

“Financing Documents” means the agreements (including the Convertible Bond Instrument and any other facility or loan, together with any intercreditor, security agreements and other ancillary documents) pursuant to which third party lenders or Security Holders make available debt finance to any Group Company and are granted ancillary rights thereto (in each case, as may be amended, supplemented, novated or replaced from time to time);

“Fixed Alvogen Warrant Exercise Rate” means:

(a)	the applicable Alvogen Warrant Exercise Amount as at the applicable Alvogen Warrant Exercise Date divided by

(b)	the amount of USD 525,000,000 (five hundred and twenty-five million US dollars) plus the applicable Alvogen Warrant Exercise Amount plus the Relevant Converted Amount,

represented as a percentage;

“Fixed Aztiq Warrant Exercise Rate” means:

(a)	the applicable Aztiq Warrant Exercise Amount as at the applicable Aztiq Warrant Exercise Date divided by

(b)	the amount of USD 525,000,000 (five hundred and twenty-five million US dollars) plus the applicable Aztiq Warrant Exercise Amount plus the Relevant Converted Amount,

represented as a percentage;

“Floki Loan” means the USD 50,000,000 loan granted by Aztiq to the Company on 14 May 2019 pursuant to Aztiq’s right to provide Aztiq Funding, with USD 25,000,000 of principal amount outstanding on the date hereof.

“Funding Conversion Rate” means the amount which Aztiq funds pursuant to the Aztiq Funding (“Elected Amount”), divided by the lower of (a) the amount of USD 525,000,000 (five hundred and twenty-five million US dollars) plus the Elected Amount plus the Relevant Converted Amount, and (b) the lowest Implied Equity Valuation of the Company crystallised from the date of the Original Shareholders’ Agreement up to and including the date of the Aztiq Funding plus the Elected Amount plus the Relevant Converted Amount, in each case represented as a percentage of A Ordinary Shares;

“Fuji Director” has the meaning given to it in Clause 3.2(c) (Rights of the Security Holders to Appoint and Remove Directors);

“Group” means the Company and any subsidiary undertaking of the Company from time to time and any New Holding Company and references to “Group Company” and “member of the Group” shall be construed accordingly;

“Implied Equity Valuation” means the equity valuation of the Company following a successful funding of Securities in the Company (or a successful transfer of Securities in the Company), with a third party in a bona fide transaction on arm’s length terms where the total net consideration paid for the Securities was at least USD 50,000,000 which, for the avoidance of doubt, shall be calculated as follows:

(a)

the total net consideration paid for the Securities issued or transferred to an existing or new shareholder of the Company, and in accordance with the same principles as were applied when the USD 525,000,000 valuation was calculated prior to the date of this Agreement, (the “Equity Valuation Securities”) divided by

(b)	the percentage of the total share capital of the Company which the Equity Valuation Securities represent;

“Independent Director” shall mean, a qualified, independent director who fulfils the independence requirements of a non-executive director as required pursuant to the relevant regulatory regime of the exchange on which an IPO is proposed to take place (including the Hong Kong Stock Exchange);

“Initiating ROFR Seller” has the meaning given to it in Clause 13.1 (Right of First Refusal);

“IPO” means the admission of the whole of any class of the issued share capital of any Group Company (including any New Holding Company) to trading on a regulated market or other recognised investment exchange;

“IPO Return Hurdle” means an IPO involving the aggregate public float of shares valued at not less than USD 1,400,000,000 (or the USD equivalent);

“Listed Company” means an undertaking which has in issue any shares of any class or series of capital stock or series of any securities (other than debt securities) or rights convertible into or exercisable or exchangeable for shares of any class or series of capital stock (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for shares of any class or series of capital stock), in each case which are admitted to any recognized stock exchange or market for dealing in securities;

“MIP” means any management incentive programme for executives and/or employees of the Company or the Group, approved by the Company with Alvogen Consent and Aztiq Consent;

“New Holder” has the meaning given to it in paragraph 4 of Part 1 of Schedule 4 of (Tag-Along Rights);

“New Holding Company” means any new holding company of the Company, formed for the purpose of facilitating a Reorganisation Transaction or an IPO;

“New Issue” has the meaning given to it in Clause 10.3 (New Issues of Securities);

“New Issue Procedure” has the meaning given to it in Clause 10.4 (New Issues of Securities);

“New Securities” has the meaning given to it in Clause 10.3 (New Issues of Securities);

“Notice” has the meaning given to it in Clause 36.1 (Form of Notice);

“Notification” has the meaning given to it in paragraph 2.3 of Part 1 of Schedule 4 of (Tag-Along Rights);

“Ordinary Shares” means together the A Ordinary Shares and B Ordinary Shares;

“Original Shareholders’ Agreement” means the amended shareholders’ agreement relating to the Company between the Company, Alvotech hf., Aztiq, Alvogen and Richard Davis dated 22 December 2017;

“Out of Pocket Holder” has the meaning given to it in Clause 18.2(b) (Ranking of Securities);

“Pari Passu Class” has the meaning given to it in Clause 26.2 (Pari Passu Securities);

“Pari Passu Securities” means any Securities issued by the Group which are agreed pursuant to their terms to rank pari passu with one another (or do so in accordance with applicable law or the Articles) and which for these purposes shall include the Ordinary Shares, which shall rank pari passu with one another;

“Participating Security Holder” has the meaning given to it in Clause 10.4 (New Issues of Securities);

“Permitted Transferee” has the meaning given to it in Clause 12.3 (Transfers of Securities);

“Product Rights Agreement” means the product rights agreement entered into on or around 15 May 2019 between Alvotech hf. and Alvogen, as amended, supplemented, novated or replaced from time to time;

“Pro-Rata Portion” means, in relation to each Security Holder:

(a)

for any New Issue of or ROFR Sale with respect to any Debt Securities, a proportion calculated by dividing (i) the total amount outstanding (including all unpaid amounts of principal and interest) on all Debt Securities held by such Security Holder at the relevant time (excluding any Debt Securities that would be issued on the conversion of any rights held by any person to convert options, warrants, loan notes or other similar instruments into Debt Securities) by (ii) the Aggregate Debt Securities Value;

(b)

for any New Issue of or ROFR Sale with respect to A Ordinary Shares, a proportion calculated by dividing (i) the total number of all A Ordinary Shares held by such Security Holder at the relevant time by (ii) the total number of A Ordinary Shares then held by all Security Holders (excluding, for the avoidance of doubt, in the case of (i) and (ii), any A Ordinary Shares that would be issued on the conversion of any rights held by any person to convert options, warrants or other similar instruments into A Ordinary Shares);

(c)

for any New Issue of or ROFR Sale with respect to B Ordinary Shares, a proportion calculated by dividing (i) the total number of all B Ordinary Shares held by such Security Holder at the relevant time by (ii) the total number of B Ordinary Shares then held by all Security Holders (excluding, for the avoidance of doubt, in the case of (i) and (ii), any B Ordinary Shares that would be issued on the conversion of any rights held by any person to convert options, warrants or other similar instruments into B Ordinary Shares);

(d)

for any New Issue of or ROFR Sale with respect to Shares (other than A Ordinary Shares and/or B Ordinary Shares), a proportion calculated by dividing (i) the total number of such class of Shares held by such Security Holder at the relevant time by (ii) the total number of such class of Shares then held by all Security Holders;

(e)

for any New Issue of or ROFR Sale that includes two or more of either A Ordinary Shares, B Ordinary Shares, Shares (other than A Ordinary Shares and B Ordinary Shares) and/or Debt Securities, the proportion of Debt Securities of such New Issue or ROFR Sale shall be calculated in accordance with (a), the proportion of A Ordinary Shares of such New Issue or ROFR Sale shall be calculated in accordance with (b), the proportion of B Ordinary Shares of such New Issue or ROFR Sale shall be calculated in accordance with (c), and the proportion of Shares (other than A Ordinary Shares and B Ordinary Shares) of such New Issue or ROFR Sale shall be calculated in accordance with (d); and

(f)

for any new issue of Securities, at a time where there are no such class of Securities already issued by the Company, a proportion which shall be determined by the Board (subject to Alvogen Consent and Aztiq Consent);

“Recovering Holder” has the meaning given to it in Clause 18.2 (Ranking of Securities);

“Reduced Alvogen Warrant Exercise Rate” means:

(a)	the applicable Alvogen Warrant Exercise Amount as at the applicable Alvogen Warrant Exercise Date divided by

(b)	the Reduced Value plus the applicable Alvogen Warrant Exercise Amount plus the Relevant Converted Amount,

represented as a percentage;

“Reduced Aztiq Warrant Exercise Rate” means:

(a)	the applicable Aztiq Warrant Exercise Amount as at the applicable Aztiq Warrant Exercise Date divided by

(b)	the Reduced Value plus the applicable Aztiq Warrant Exercise Amount plus the Relevant Converted Amount,

represented as a percentage;

“Reduced Value” means the lowest Implied Equity Valuation of the Company crystallised from the date of the Original Shareholders’ Agreement up to and including the applicable Alvogen Warrant Exercise Date;

“Relevant Co-investors” means Fuji, YAS, Shinhan, Santo, Baxter and any other Shareholder adhering to or signing this Agreement as “Relevant Co-investor” after the date hereof, which must be approved with Aztiq Consent and Alvogen Consent;

“Relevant Co-investor Consent” means a consent:

(a)	in writing to the relevant Group Company, from each Relevant Co-investor (including by way of e-mail); or

(b)	from each Relevant Co-investor, by signing a written resolution of the shareholders of the Company approving the relevant transaction or matter.

and provided, in each case, that the consent is expressly referred to as Relevant Co-investor Consent;

“Relevant Converted Amount” means the aggregate of (a) Alvogen Warrant Exercise Amount, (b) the Aztiq Warrant Exercise Amount (c) the Conversion Amount (as defined in the Conversion Agreements) and (d) the Exercise Price (as defined in the Aztiq Warrant Agreement), in each case to the extent actually paid or applied prior to the relevant conversion;

“Relevant Securities” means all Securities held by a Defaulting Security Holder, or to which they are entitled, and any Securities formerly held by them which have been Transferred in breach of Clause 12 (Transfers of Securities);

“Remaining New Securities” has the meaning given to it in Clause 10.4 (New Issues of Securities);

“Remaining Pro-Rata Portion” means, in relation to each Participating Security Holder, the proportion which is the lower of: (1) the proportion of the relevant class of Remaining New Securities which such Participating Security Holder committed to subscribe for or acquire pursuant to its relevant Excess New Securities Commitment; and (2) the following proportion:

(a)

for any New Issue or ROFR Sale with respect to Debt Securities, a proportion calculated by dividing (i) the total amount outstanding (including all unpaid amounts of principal and interest) on all Debt Securities held by such Participating Security Holder at the relevant time (excluding Debt Securities which are Remaining New Securities) by (ii) the Aggregate Debt Securities Value (other than Securities which are issued to a Group Company or Remaining Securities) (less, in the case of a ROFR Sale, the total amount outstanding (including all unpaid amounts of principal and interest) on any Relevant ROFR Securities);

(b)

for any New Issue or ROFR Sale of A Ordinary Shares, a proportion calculated by dividing (i) the number of all A Ordinary Shares (other than A Ordinary Shares which are Remaining New Securities) held by such Participating Security Holder at the relevant time by (ii) the total number of A Ordinary Shares (other than A Ordinary Shares which are issued to a Group Company, Remaining New Securities or treasury shares) then in issue to all Participating Security Holders (less, in the case of a ROFR Sale, any Relevant ROFR Securities);

(c)

for any New Issue or ROFR Sale of B Ordinary Shares, a proportion calculated by dividing the number of all B Ordinary Shares (other than B Ordinary Shares which are Remaining New Securities) held by such Participating Security Holder at the relevant time by the total number of B Ordinary Shares (other than B Ordinary Shares which are issued to a Group Company, Remaining New Securities or treasury shares) then in issue to all Participating Security Holders (less, in the case of a ROFR Sale, any Relevant ROFR Securities);

(d)

for any New Issue or ROFR Sale of Shares (other than A Ordinary Shares and B Ordinary Shares), a proportion calculated by dividing the total number of such class of Shares (other than such class of Shares which are Remaining New Securities) held by such Participating Security Holder at the relevant time by the total number of such class of Shares (other than such class of Shares which are issued to a Group Company, Remaining New Securities or treasury shares) then in issue to all Participating Security Holders (less, in the case of a ROFR Sale, any Relevant ROFR Securities); and

(e)

for any New Issue or ROFR Sale of Shares that includes both Shares and Debt Securities, the proportion of Debt Securities of such New Issue shall be calculated in accordance with (a) and the proportion of Shares of such New Issue calculated by dividing the total number of such class of Shares (other than such class of Shares which are Remaining New Securities) held by such Participating Security Holder at the relevant time by the total number of such class of Shares (other than such class of Shares which are issued to a Group Company, Remaining New Securities or treasury shares) then in issue to all Participating Security Holders (less, in the case of a ROFR Sale, any Relevant ROFR Securities);

“Reorganisation Transaction” means a solvent reorganisation of the Group by any means including the acquisition of the Company by a New Holding Company or any other reorganisation of the Group involving the Group’s share or debt capital (including the conversion, consolidation, sub-division or redesignation (as appropriate) of the Securities into a single class of ordinary shares) in preparation for an internal Group reorganisation or Exit and which may involve the exercise of the rights set out in Clause 16 (Reorganisation Transactions);

“Replacement Securities” has the meaning given to it in Clause 16.2(a) (Reorganisation Transactions);

“Representatives” means, in respect of any person, its partners, officers, employees, professional advisers, lenders, proposed lenders, auditors and other representatives of such person;

“Restricted Person” means any person who:

(a)

declines or fails to provide (i) in the case of a Transfer, to the Company (for itself and on behalf of the other holders of Securities), and the Security Holders of the Company who are not intending to Transfer their Securities; and (ii) in the case of a New Issue, to the Company and all the Security Holders of the Company with such evidence as the Company and any such Security Holder requires for regulatory and compliance purposes in order to satisfy itself as to the identity of all persons proposed to have an interest Securities;

(b)	is listed in any Sanction List;

(c)	is incorporated in (or is subject to a Controlling Interest by entities that are incorporated in) a Sanctioned Jurisdiction; and/or

(d)

(i) in the case of a Transfer, either the Board and/or the Security Holders of the Company who are not intending to Transfer their Securities; and (ii) in the case of a New Issue, the Company and/or each Security Holder of the Company in each case believes to be a person with whom a financial institution subject to the laws and regulations of the United Kingdom and/or the United States would be acting reasonably in declining to enter into a client relationship with only on the basis of prevailing know-your-customer, sanctions, crime (financial or otherwise) or other comparable legal or regulatory restrictions or on the basis of reasonable concerns regarding maintaining the reputation of the Group and/or the Security Holders;

“Return of Proceeds” means:

(a)

any return of proceeds, repayment or distribution of any amount by any Group Company (whether by way of interest, redemption, repayment, conversion, distribution, return of capital or otherwise) in respect of Securities which are held by persons who are not Group Companies; and

(b)	any proceeds paid or otherwise due in respect of an Exit or any Transfer of Securities which trigger a Tag-Along Sale or Drag-Along Sale,

in each case to any Security Holder;

“ROFR Acceptance Period” has the meaning given in Clause 13.5 (Right of First Refusal);

“ROFR Benefitting Shareholder” has the meaning given to it in Clause 13.3 (Right of First Refusal);

“ROFR Buyer” has the meaning given to it in Clause 13.1 (Right of First Refusal);

“ROFR Notice” has the meaning given to it in Clause 13.3 (Right of First Refusal);

“ROFR Period” has the meaning given to it in Clause 13.1 (Right of First Refusal);

“ROFR Response Notice” has the meaning given to it in Clause 13.5 (Right of First Refusal);

“ROFR Sale” has the meaning given to it in Clause 13.1 (Right of First Refusal);

“ROFR Securities” has the meaning given to it in Clause 13.1 (Right of First Refusal);

“ROFR Transfer Conditions” has the meaning given to it in Clause 13.9 (Right of First Refusal);

“ROFR Transfer Price” has the meaning given to it in Clause 13.3(d) (Right of First Refusal);

“ROFR Transfer Terms” has the meaning given in Clause 13.3(e) (Right of First Refusal);

“Sale” means the sale or transfer of all Securities to one or more third parties as part of a single transaction or a series of related transactions (other than (i) as part of a Reorganisation Transaction or (ii) the transfer by a Security Holder to any of its Affiliates);

“Sanctioned Jurisdiction” means a country or territory:

(a)	that is listed in a Sanction List; and/or

(b)

in respect of which there is some form of financial or economic limitation on other persons or countries dealing with or making payments or deliveries to or receiving payments or deliveries from such country or territory, in terms of the applicable law;

“Sanction List” means any of the sanction lists of HM Treasury in the United Kingdom, the Bank of England, the European Union, the Office of Foreign Asset Control in the United States of America and/or the United Nations Security Council (each as amended, supplemented or substituted from time to time);

“Securities” means the Shares and any Debt Securities;

“Security Holder” means any person, other than a Group Company, holding Securities;

“Security Holder Consent” means a consent:

(a)	in the case of Alvogen (and its Affiliates) taking any action, Aztiq Consent; and

(b)	in the case of the Aztiq (and its Affiliates) taking any action, Alvogen Consent; and

(c)	in case of any Co-investor (and its Affiliates) taking any action, Aztiq Consent and Alvogen Consent;

“Security Holder Director” means the Alvogen Director, the Aztiq Director, the Fuji Director and the Independent Director (if any) from time to time;

“Shareholder Debt” means any debt or debt like security or rights convertible into or exercisable or exchangeable for debt or debt-like securities (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for debt or debt-like securities) issued or entered into by any Group Company with either Alvogen or Aztiq from time to time, including for the avoidance of doubt, the Alvogen Convertible Loan, the Aztiq Convertible Loan, any portion of the 2020 Convertible Loan held by them, and loan issued as part of the Aztiq Funding or Alvogen Mirror Funding and the Alvogen Transfer Debt;

“Shares” means the Ordinary Shares and any other shares of any class or series of capital stock or series of any securities (other than Debt Securities) or rights convertible into or exercisable or exchangeable for shares of any class or series of capital stock (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for shares of any class or series of capital stock) of the Company or any other Group Company from time to time, in each case having the rights and being subject to the restrictions set out in this Agreement and the Transaction Documents and “Share” means any one of them;

“Specific Class” has the meaning given to it in Clause 26.2 (Pari Passu Securities);

“Surviving Provisions” means Clauses 1 (Definitions and Interpretation), 18 (Ranking of Securities), 21 (Announcements), 22 (Confidentiality), 24 (Relationship of Agreement to Transaction Documents), 25 (Duration) to 38 (Governing Law and Jurisdiction) (inclusive);

“Tag-Along Notice” has the meaning given to it in paragraph 2.1 of Part 1 of Schedule 4 (Tag-Along Rights);

“Tag-Along Right” has the meaning given to it in paragraph 1.1 of Part 1 of Schedule 4 (Tag-Along Rights);

“Tag-Along Sale” has the meaning given to it in paragraph 1.1 of Part 1 of Schedule 4 (Tag-Along Rights);

“Tag-Along Securities” has the meaning given to it in paragraph 1.1 of Part 1 of Schedule 4 (Tag-Along Rights);

“Tagging Security Holder” has the meaning given to it in paragraph 2.3 of Part 1 of Schedule 4 (Tag-Along Rights);

“Tag Transferee” has the meaning given to it in paragraph 1.1 of Part 1 of Schedule 4 (Tag-Along Rights);

“Tag Triggering Sellers” has the meaning given to it in paragraph 1.1 of Part 1 of Schedule 4 (Tag-Along Rights);

“Transaction Documents” means this Agreement, the constitutional documents of the Group Companies and, in each case, all documents referred to therein, including without limitation, the Articles;

“Transfer” means (i) any direct or indirect sale, transfer or other disposition (including by way of contractual or other arrangement which transfers the economic risk and reward or otherwise substantially mimics the effect of a sale, or by way of Encumbrance) of any Securities (including any voting rights attached thereto); (ii) any direction (by way of renunciation or otherwise) by a holder of Securities, or a person entitled to an issue or transfer of Securities, that Securities be issued or transferred to a person other than himself; or (iii) any agreement to do any of the foregoing, provided that the assignment or transfer of the ownership (beneficial or otherwise) in any securities issued by Alvogen or its Affiliates or in Aztiq and its Affiliates (provided that Robert Wessman (or a trust established by him for family planning purposes) retains control of Aztiq) shall not, and shall not be deemed to, be a Transfer of any Securities for any purpose under this Agreement or the Articles;

“Transfer Lock Up Period” means the period from the date of this Agreement until and including 31 December 2020;

“Transfer Return Hurdle” means at Alvogen’s election: (a) a valuation of the Company which is of a sufficient level that the Company has adequate cash to repay any outstanding amounts under the Convertible Bonds (or any debt incurred to amend, supplement, modify, extend, restructure, renew, refinance, restate, replace or refund or take any other analogous action in respect of the Convertible Bonds) and the Alvogen Convertible Loan (without impacting the solvency position and business operations of the Company); or (b) Aztiq funding the Company (or Alvogen) sufficient amounts such that the Convertible Bonds (or any debt incurred to amend, supplement, modify, extend, restructure, renew, refinance, restate, replace or refund or take any other analogous action in respect of the Convertible Bonds) and the Alvogen Convertible Loan can be repaid;

“United States” means the United States of America, including the District of Columbia, Puerto Rico and all other territories and possessions of the United States of America;

“Winding Up” means a voluntary or involuntary distribution pursuant to a winding up, dissolution or liquidation of the Company or any New Holding Company (including following an Asset Sale).

1.2	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.3

Unless the context otherwise requires, words and expressions defined in the Articles and words and expressions defined in or having a meaning provided by the Act shall have the same meaning in this Agreement, including, references to a “company”, “holding company”, “subsidiary”, “parent undertaking”, “group undertaking” and “subsidiary undertaking”.

1.4	Unless the context otherwise requires, or as expressly defined otherwise, references in this Agreement to:

(a)	any of the masculine, feminine and neuter genders shall include other genders;

(b)	the singular shall include the plural and vice versa;

(c)	a person shall include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

(d)

save where used in the definition of “employee” and “employees” shall be deemed to include workers, consultants and non-executive directors, and references to “contract of employment”, “employment arrangements” and to “commencement” or “termination” of employment shall be deemed to include workers’ contracts, contracts for consultancy, letters of appointment and commencement or termination of workers’ contracts, consultancy contracts or letters of appointment, and references to summary dismissal shall be deemed to include a reference to termination of contracts without notice in accordance with their respective terms;

(e)

any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and any reference to any statute, statutory provision, regulations or rules of any regulatory body shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

(f)	any reference to a regulatory body or agency shall be deemed to include any successor of such regulatory body or agency and shall be construed as a reference to the same;

(g)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)	any time or date shall be construed as a reference to the time or date prevailing in England;

(i)

a procuring obligation where used in relation to Parties to this Agreement (or any one or more of them), means that such Party undertakes to exercise its voting rights and use any and all powers vested in it from time to time as a shareholder, director, officer or employee or otherwise in or of the Company or any other member of the Group or other entity (as relevant) to ensure compliance with that obligation so far as he or it is reasonably able to do so, whether acting alone or (to the extent that he is lawfully able to contribute to ensuring such compliance collectively) acting with others.

1.5

The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.

1.6

Where any Securities are held by a nominee, custodian or trustee for any person, that person shall (unless the context requires otherwise) be treated for the purposes of this Agreement as the holder of those Securities and references to Securities being “held by” a person, to a person “holding” Securities or to a person who “holds” any such Securities, or equivalent formulations, shall be construed accordingly.

1.7

A reference to a “connected person” shall have the meaning attributed to it at the date of this Agreement by sections 1122 and 1123 of The Corporation Tax Act 2010 and the words “connected with” shall be construed accordingly.

1.8

A document expressed to be “in the agreed form” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each party.

1.9

In construing this Agreement, “including” shall be deemed to mean “including without limitation” and general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	Effective Date

2.1

Subject to Clause 2.2, with effect from the date hereof each Party unconditionally and irrevocably agrees that this Shareholders’ Agreement (as amended and restated) shall take effect and replace and supersede the provisions of the Existing Shareholders’ Agreement and the New CI Investors adhere to the Shareholders’ Agreement (as amended and restated) and undertake to comply with the provisions of, and to observe and perform all the obligations of a security Holder thereunder, in addition to the other Parties.

2.2

Notwithstanding the provisions of Clause 2.1, the Parties’ accrued rights and obligations under the Existing Shareholders’ Agreement shall continue to subsist and nothing in this Agreement shall affect or prejudice any claim or demand whatsoever which either Party may have against the other under the Existing Shareholders’ Agreement in respect of them, but in all other respects the parties’ rights and obligations under the Existing Shareholders’ Agreement shall cease and the releases and discharges in Clause 2.1 shall apply.

3.	Role of the Board and Composition

3.1	Management of the Group

Subject to those matters which require Alvogen Consent, Aztiq Consent, Relevant Co-investor Consent, Security Holder Consent, the Board is responsible for:

(a)	the overall direction and management of the Group; and

(b)	forming policies for conducting the business of the Group.

3.2	Rights of the Security Holders to Appoint and Remove Directors and Observers

Without prejudice to any other rights that they may have, each Security Holders undertakes to procure (including but not limited to exercising its voting rights) that:

(a)

Aztiq shall be entitled from time to time by giving written notice to each of the Company and the other Security Holders (which shall take effect on the date specified in the notice) to propose for appointment and removal a list to the shareholders’ meeting to elect up to three (3) persons as directors (including RD, who is considered an independent director, for so long as he is appointed), whom they shall designate as the “Aztiq Directors” (each an “Aztiq Director”), one of whom shall be chairman of the Board, and likewise propose appointment and removal of any replacements thereof;

(b)

Alvogen shall be entitled from time to time by giving written notice to each of the Company, and the other Security Holders (which shall take effect on the date specified in the notice) to propose for appointment and removal a list to the shareholders’ meeting to elect up to two persons as directors of the Board, whom they shall designate as the “Alvogen Directors” (each an “Alvogen Director”), and likewise propose appointment and removal of any replacements thereof;

(c)

Fuji shall be entitled from time to time by giving written notice to each of the Company, and the other Security Holders (which shall take effect on the date specified in the notice) to propose for appointment and removal a list to the shareholders’ meeting to elect one person as a director of the Board, whom they shall designate as the “Fuji Director” (the “Fuji Director”), and likewise propose appointment and removal of any replacements thereof; and

(d)

Co-investors (excluding Fuji) holding in aggregate a majority of Shares issued to Co-investors (excluding Fuji) from time to time shall be entitled from time to time by giving written notice to each of the Company and the Security Holders propose a list to the shareholders’ meeting for appointment to and removal from the Board one Independent Director and likewise propose appointment and removal of any replacements thereof; the appointment of the Independent Director shall be subject to Alvogen Consent, Aztiq Consent;

(e)

in the event that an IPO is being actively pursued (in the reasonable opinion of the Board), such number of Independent Directors (as required pursuant to the relevant regulatory regime of the exchange on which an IPO is proposed to take place (including, if applicable, the Hong Kong Stock Exchange)) are appointed to the Board; and

(f)	All shareholders agree to use their voting rights and other rights as Security Holders to give effect to Clause 3.2 (a) – (e) (Rights of the Security Holders to Appoint and Remove Directors).

4.	Committees of the Board

4.1

The Board may establish Committees which shall be composed of such persons elected by the Board but shall always include at least one (1) Alvogen Director and one (1) Aztiq Director. As at the date hereof it is intended that a “science committee” and an “AME committee” will be established. The same requirements shall also apply to any other Committee which the board establishes from time to time.

4.2

Any Committee shall have the terms of reference as approved by the Board from time to time. For the avoidance of doubt, no delegation of powers in accordance with Article 441-11 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is made to the Committee.

4.3

The AME committee shall act as consultative body to the Board in relation to the Company’s business in the Kingdom of Saudi Arabia, United Arab Emirates, Kuwait, Qatar, Oman, Bahrain, Yemen, Jordan, Lebanon, Iraq, Egypt, Sudan, Libya, Algeria, Morocco and Tunisia (the “AME Committee Territory”). The Board shall consult the AME committee, which shall provide advice accordingly, prior to taking any decision which might significantly affect the business of the Company within the AME Committee Territory. The AME committee may do all things necessary or convenient to be done for or in connection with the performance of its function.

4.4	Two nominees of YAS shall be appointed as members of the AME committee, including one nominee to the position of joint-chairman of the AME committee.

5.	Board Quorum Requirements

5.1

The quorum necessary for the transaction of any business of the Board or a Committee shall be the presence of half of the directors appointed, including at least one Aztiq Director and one Alvogen Director.

5.2

Where neither an Aztiq Director nor an Alvogen Director has been appointed, the quorum necessary for the transaction of any business of the Board or a Committee shall be the minimum as is required by applicable law and/or the relevant constitutional documents of the Company.

6.	Proceedings and Voting at Meetings

6.1	Board Meetings

The provisions of Part 1 of Schedule 1 (Corporate Governance) shall apply to proceedings of (i) the Board and (ii) any Committee. The provisions Part 1 of Schedule 1 (Corporate Governance) may be adapted by the Company with Alvogen Consent and Aztiq Consent to comply with applicable legal requirements and the applicable regulatory regime and/or best practice requirements of the exchange on which an IPO is pursued by the Initiating Security Holder (including, if applicable, the Hong Kong Stock Exchange),

6.2	General Meetings and Votes of Members

The provisions of Part 2 of Schedule 1 (Corporate Governance) shall apply to the proceedings at general meetings, and in respect of votes of members, of the Company. The provisions Part 2 of Schedule 1 (Corporate Governance) may be adapted by the Company with Alvogen Consent and Aztiq Consent to comply with applicable legal requirements and the applicable regulatory regime and/or best practice requirements of the exchange on which an IPO is pursued by the Initiating Security Holder (including, if applicable, the Hong Kong Stock Exchange),

7.	Conduct of Business

7.1	Alvogen Consent and Aztiq Consent

The Company undertakes to each of the Security Holders not to effect and undertakes to procure that no Group Company shall effect any of the matters set out in Part 1 of Schedule 2 (Consent Matters) without Alvogen Consent and Aztiq Consent.

7.2	Relevant Co-investor Consent

(a)

The Company undertakes to each of the Security Holders not to effect and undertakes to procure that no Group Company shall effect any of the matters set out in Part 2 of Schedule 2 (Consent Matters) without Relevant Co-investor Consent.

(b)

The Relevant Co-investor Consent must be provided within 5 Business Days of any request for such consent by the Company or Group Company. If a negative Relevant Co-Investor Consent has not been provided by any Relevant Co-Investor within such time period, the Relevant Co-Investor Consent will be deemed to be positive.

The Parties hereby agree that this clause 7.2 shall (i) not apply with respect to an issue of Securities in connection with an IPO (ii) not apply in case of conversion as contemplated under the Conversion Agreements and (iii) not apply to the conversion of issued B Ordinary Shares into A Ordinary Shares.

7.3	Information to be Supplied for Alvogen Consent

The Company shall supply to Alvogen and each Alvogen Director all information and documentation reasonably necessary to allow proper consideration to be given, over a reasonable period, to any proposed transaction or matter upon which an Alvogen Consent is sought.

7.4	Information to be Supplied for Aztiq Consent

The Company shall supply to Aztiq and each Aztiq Director all information and documentation reasonably necessary to allow proper consideration to be given, over a reasonable period, to any proposed transaction or matter upon which an Aztiq Consent is sought.

7.5	Information to be Supplied for Relevant Co-investor Consent

The Company shall supply to each Co-investor and any Director suggested for appointment by any such Relevant Co-investor (including, for the avoidance of doubt, the Fuji Director) all information and documentation reasonably necessary to allow proper consideration to be given, over a reasonable period, to any proposed transaction or matter upon which a Relevant Co-investor Consent is sought.

8.	Provision of Information

8.1	Regular Reporting Obligations

The Company shall provide, grant access and deliver (or procure the delivery), to:

(a)

Alvogen and Aztiq, on an on-going basis, copies of the financial reports and information about the Group at the time and in the form listed in Part 1 of Schedule 3 (Information Rights), or in such other form, timeframe and/or detail as the Security Holders may reasonably require; and

(b)

each Co-investor as well as any holder of B Ordinary Shares, on an on-going basis, copies of the financial reports and information about the Group at the time and in the form listed in Part 2 of Schedule 3 (Information Rights).

8.2	Information on Request

Upon notice from either Alvogen or Aztiq to the Company, the Company shall (and shall procure that each other relevant Group Company shall) at a reasonable time, and within three Business Days of such notice, allow Alvogen or Aztiq (as applicable) or its representatives to:

(a)	inspect and take copies of the Group’s property or business records; and

(b)	discuss the affairs, finances and accounts of the Group with its officers, employees and Auditors,

in each case for the purpose of (A) auditing or valuing any Group Company; (B) preparing its own accounts or tax returns; (C) monitoring its investment; (D) providing an Alvogen Consent; (E) providing a Aztiq Consent or (F) any other reasonable purpose.

To the extent permitted by law (including any fiduciary duties), each of the Directors (including the Alvogen Directors, Aztiq Directors, the Fuji Director and the Independent Director) is hereby authorised to disclose all information available to him/her in such position to such Security Holder (and its affiliates and the holders of equity or debt securities in the Security Holder or its Affiliate) that proposed him/her for appointment as a director and any persons to whom such Security Holder is entitled to disclose Confidential Information in accordance with the terms of this Agreement. All Parties hereby expressly agree to such disclosure and agree to release the relevant Director from any duty of confidentiality in that respect, provided that such right of disclosure shall be limited to such disclosure as may be necessary for the purpose of such Security Holder monitoring its investment in the Group, to the extent required to inform any Security Holder’s Affiliates about the Group’s performance and not for any other purpose (competitive or otherwise), and that the disclosure does not risk to be prejudicial to the interests of the Company (excluding information which may or must be disclosed as a matter of law or applicable regulation or in the public interest).

9.	Annual Budget and Business Plan

9.1	The Group shall conduct its business at all times in accordance with the Business Plan and the Annual Budget.

9.2	The Company shall provide to the Security Holders:

(a)	a draft Business Plan for the Group for the next financial year; and

(b)	a draft Annual Budget for the Group in respect of its next financial year,

in each case not later than 90 days before the end of the preceding financial year.

9.3

The Company shall make any changes to such draft Business Plan and/or Annual Budget provided pursuant to Clause 9.2 as may be reasonably requested by Alvogen and Aztiq following consultation with the Board.

9.4

Subject to Clause 7 (Conduct of Business), the Board shall, with Alvogen Consent and Aztiq Consent, decide whether to adopt such draft Business Plan and/or Annual Budget in place of any previous respective Business Plan and/or Annual Budget.

10.	New Issues of Securities and Additional Funding

10.1

Subject to Clause 10.3, no Securities shall be allotted or issued following the date of this Agreement other than (a) in accordance with Clauses 10.3 to 10.10 (provided that Alvogen and Aztiq Consent shall be required for any issue of Securities (other than A Ordinary Shares) pursuant to these Clauses); and (b) with Alvogen Consent and Aztiq Consent; or (c) in the context of an issuance authorized under the Articles in the context of an Excluded Issue. The provisions of this Clause 10 (New Issues of Securities) do not represent a commitment by any Security Holder to provide funding to the Group.

10.2

Notwithstanding anything to the contrary herein, the Parties agree not to transfer any Security and not to proceed to an issue of Securities (including, for the avoidance of doubt, an issuance that qualifies as Excluded Issue) which would constitute a new pre-IPO investment under applicable listing rules of a regulated market or other recognised investment exchange in the period between (i) the date which is twenty-eight (28) calendar days prior to a filing of a registration for application for an IPO and (ii) the IPO date in the event that an IPO is being actively pursued.

10.3

No Securities shall be allotted or issued to a Restricted Person and Securities shall only be issued to cover bona fide funding requirements of the Group and on arms’ length terms, it being understood that the Parties consider the valuations and terms agreed in this Agreement for the Aztiq Funding (including the Aztiq Convertible Loan), the Alvogen Mirror Funding, the Aztiq Warrant, the Alvogen Warrant, the Alvogen Convertible Loan, the Aztiq Convertible Loan as being for bona fide funding requirements of the Group and on arms’-length terms.

10.4	On any issue of Securities after the date of this Agreement other than an Excluded Issue (a “New Issue”):

(a)

each Security Holder (who is not a Group Company) is entitled, but not obliged, to subscribe for its Pro-Rata Portion of Securities comprising the New Issue (the “New Securities”) on the same terms and in the same proportions as any other persons participating in the New Issue and to indicate if, on a New Issue, to the extent other Security Holders do not take up their Pro-Rata Portion of the New Issue such number of additional Securities it is willing to consent to subscribe for as part of the New Issue (the “Excess New Securities Commitment”); and

(b)

prior to the completion of such New Issue, the issuer(s) of Securities in the proposed New Issue shall notify each relevant Security Holder in writing of: (1) its entitlement to New Securities pursuant to Clause 10.3(a), specifying the number and class of such Securities to which it is entitled, the price per class of Securities, and the time (being not less than 10 Business Days, except if a longer period is required by the Companies’ Law) within which the offer, if not accepted by notice in writing, will be deemed to be declined; and (2) the total number and class of Securities being issued as part of the New Issue.

10.5

In circumstances where the Group requires funding on an urgent basis, the issuer(s) in the proposed New Issue are not required to provide notice to the relevant Security Holders pursuant to Clause 10.3(b) following Alvogen Consent and Aztiq Consent (together for the purposes of this Clause 10, an “Accelerated Issue Direction”), in which case such issuer(s) shall issue the New Securities to such Security Holder(s) as the Accelerated Issue Direction shall specify (an “Accelerated Issue”). An Accelerated Issue shall constitute an Excluded Issue, subject to Clause 10.5 applying, and any rights of pre-emption for other relevant Security Holders in respect of the Accelerated Issue (the “Affected Security Holders”) shall be excluded.

10.6	Following an Accelerated Issue:

(a)

each Affected Security Holder is entitled, but not obliged, to subscribe for or acquire (as specified in the relevant Accelerated Issue Direction pursuant to Clause 10.4) such number of each class of Securities comprising the Accelerated Issue (at the same price, on the same terms as the subscribing Security Holder(s) in the Accelerated Issue) to the effect that, if all the Affected Security Holders agree to subscribe for or acquire all such Securities offered to them in accordance with this Clause 10.5, each such Affected Security Holder’s Pro-Rata Portion of all Securities would be the same as its Pro-Rata Portion of all Securities immediately before such Accelerated Issue, subject always to Clause 10.4; and

(b)

within 20 Business Days following such Accelerated Issue, the issuer(s) in the Accelerated Issue shall notify each Affected Security Holder in writing of its entitlement pursuant to Clause 10.3(a), specifying the number and class of Securities to which it is entitled to subscribe for or acquire, the price per class of Security, and the time (being not less than 10 Business Days) within which the offer, if not accepted by notice in writing (also an “Acceptance Notice”) will be deemed to be declined.

10.7

To the extent that any Security Holder declines an offer for all or part of his Pro-Rata Portion of New Securities (any New Securities so declined or deemed to be declined, the “Remaining New Securities”), then, subject to the next sentence, such number of Remaining New Securities equal to the number of additional New Securities committed to be acquired by any Security Holder under its Excess New Securities Commitment shall be offered to each Security Holder who has given an Excess New Securities Commitment (each such person being an “Participating Security Holder”) for the same price and otherwise on the same terms on which the other New Securities of the same class are being or have been issued as part of the relevant New Issue. If there are Excess New Securities Commitments for, in aggregate, a greater number than the number of Remaining New Securities available, the following procedure (the “New Issue Procedure”) shall be implemented: each Participating Security Holder shall be entitled to acquire its Remaining Pro-Rata Portion of the Remaining New Securities for the same price and otherwise on the same terms on which the other New Securities of the same class are being or have been issued as part of the relevant New Issue. If, once the New Issue Procedure has been implemented, there are further Remaining New Securities available for subscription or acquisition such New Issue Procedure shall be repeated until either: (i) each Participating Security Holder has been allocated the maximum number of Remaining Securities in respect of which it gave an Excess New Securities Commitment; or (ii) all Remaining Securities have been allocated for subscription or acquisition in accordance with this Clause 10.6. Each time a New Issue Procedure is implemented the definition of “Participating Shareholder” for the purpose of calculating the Remaining Pro-Rata Portion shall exclude any Security Holder who has, in the previous New Issue Procedure(s), been allocated the maximum number of Remaining New Securities available to him.

10.8

In the event that, following the application of the New Issue Procedure(s), the Security Holders have declined or have been deemed to decline offers for all or some of the Remaining New Securities proposed to be issued pursuant to the relevant New Issue, the board of directors of the Company (acting with Alvogen Consent and Aztiq Consent) may offer such Remaining New Securities to a third party for the same price and otherwise on the same terms on which the other New Securities of the same class are being or have been issued as part of the relevant New Issue.

10.9

Notwithstanding the other provisions of this Agreement, the Company shall not, and the Security Holders shall procure that the Company shall not, issue Securities other than Ordinary Shares without the consent of each of Aztiq and Alvogen.

10.10	The Parties agree that at any time from the date of this Agreement but at least three (3) months prior to any Exit:

(a)	Aztiq has the right to notify the other Security Holders in writing that it is electing to exercise its right to provide the Aztiq Funding; and

(b)	following such notification, Alvogen must notify Aztiq within 10 Business Days as to how the Aztiq Funding should be provided.

10.11	The Parties agree that following Alvogen providing the notification pursuant to Clause 10.9(a) Alvogen shall have the right to provide the Alvogen Mirror Funding (to the extent applicable).

10.12	The Parties agree that:

(a)

Alvogen shall be entitled (acting in its own discretion) to apply any amount owed by the Company to Alvogen pursuant to the Alvogen Convertible Loan (including, but not limited to the Initial Advances (as defined in the Alvogen Convertible Loan)) and the 2020 Convertible Loan, in satisfaction (in whole or in part) of the subscription price payable by Alvogen (a) for any New Securities which it has agreed to subscribe for pursuant to this Clause 10, and (b) in relation to any Excluded Issue in which it participates; and

(b)

Aztiq shall be entitled (acting in its own discretion) to apply any amount owed by the Company to Aztiq pursuant to the Aztiq Convertible Loan, the Alvogen Transfer Debt (subject to the terms of this Agreement and any ancillary documents thereto), the 2020 Convertible Loan, and the Aztiq Warrant Proportion Amount in satisfaction (in whole or in part) of the subscription price payable by Aztiq (a) for any New Securities which it has agreed to subscribe for pursuant to this Clause 10, and (b) in relation to any Excluded Issue in which it participates.

11.	Warrant

11.1

At any time following the date of this Agreement but subject to Clause 10.2, Alvogen shall have a right (such right, the “Alvogen Warrant”) to pay the Alvogen Warrant Exercise Amount to the Company and in return require the Company to allot and issue to Alvogen the Alvogen Warrant Shares.

11.2	Alvogen shall exercise the Alvogen Warrant by providing the Company with written notice of its exercise thereof (the “Alvogen Warrant Exercise Notice”).

11.3

The subscription for the Alvogen Warrant Shares (the “Alvogen Warrant Closing”) shall take place no later than 10.00am ten (10) Business Days following the delivery of the Alvogen Warrant Exercise Notice, or on such other date and at such other time to be agreed by the Company and Alvogen acting reasonably. At the Alvogen Warrant Closing, (i) Alvogen shall subscribe for and the Company shall allot and issue the Alvogen Warrant Shares, (ii) Alvogen shall pay to the Company an amount equal to the Alvogen Warrant Exercise Price by wire transfer of immediately available funds to an account designated by the Company prior to the Alvogen Warrant Closing, and (iii) the Company shall deliver to Alvogen a certified copy of the Company’s share register, confirmed by the Board, showing the Alvogen Warrant Shares duly and validly registered in Alvogen’s name.

11.4

Subject to Clause 11.7 and Clause10.2, Aztiq shall have a right to pay the Aztiq Warrant Exercise Amount to the Company and in return require the Company to allot and issue to Aztiq the Aztiq Warrant Shares, provided that, (i) Aztiq shall not exercise this right until immediately prior to the date which is twenty-eight (28) calendar days prior to a filing of a registration for application for an IPO with the relevant authorities or an Exit (other than an IPO) in respect of the Alvogen Transfer Debt, and (ii) shall not, for the avoidance of doubt, be permitted to use this right to the extent that Aztiq exercises the conversion rights pursuant to the Alvogen Transfer Debt (the “Aztiq Warrant”).

11.5	Aztiq shall exercise the Aztiq Warrant by providing the Company with written notice of its exercise thereof (the “Aztiq Warrant Exercise Notice”).

11.6

The subscription for the Aztiq Warrant Shares (the “Aztiq Warrant Closing”) shall take place no later than 10.00am ten (10) Business Days following the delivery of the Aztiq Warrant Exercise Notice, or on such other date and at such other time to be agreed by the Company and Aztiq acting reasonably. At the Aztiq Warrant Closing, (i) Aztiq shall subscribe for and the Company shall allot and issue the Aztiq Warrant Shares, (ii) Aztiq shall pay to the Company an amount equal to the Aztiq Warrant Exercise Amount by wire transfer of immediately available funds to an account designated by the Company prior to the Aztiq Warrant Closing, and (iii) the Company shall deliver to Aztiq a certified copy of the Company’s share register, confirmed by the Board, showing the Aztiq Warrant Shares duly and validly registered in Aztiq’s name.

11.7	The Parties acknowledge that:

(a)	on the date of this Agreement, Aztiq holds the Alvogen Transfer Debt;

(b)

the Company agrees not to repay the Alvogen Transfer Debt (including any amount accruing thereon after the date hereof) (i) earlier than the date of commencement of the Call Exercise Period (provided that it will not repay the Alvogen Transfer Debt after such date if Alvogen has exercised the Alvogen Call (ii) otherwise with Alvogen Consent;

(c)

Aztiq agrees not to exercise the convertible rights pursuant to the Alvogen Transfer Debt (i) earlier than the date of commencement of the Call Exercise Period, (provided that it will not exercise the convertible right pursuant to the Alvogen Transfer Debt after such date if Alvogen has exercised the Alvogen Call) or (ii) without Alvogen Consent;

(d)

at any time prior to the date which is two weeks prior to an Exit or the the date which is twenty-eight (28) calendar days prior to a filing of a registration for application for an IPO with the relevant authorities (or, if earlier, the date which the rules of the applicable regulated market or other recognised investment exchange upon which the shareholders intend Alvotech to Exit deem there should be no change to the capital structure) (such period before Exit being the “Call Exercise Period”), Alvogen shall have the right to give notice to exercise the Alvogen Call and to make payment within 2 Business Days of such notice and upon Alvogen making payment to Aztiq in accordance with the Alvogen Call, Aztiq agrees (i) at the same time to execute documentation to transfer the Alvogen Transfer Debt to Alvogen (and, to the extent that payment has been made by Alvogen but documentation is not signed within 5 Business Days of Alvogen exercising the Alvogen Call or Exit (whichever is earlier), the Company agrees that it will owe all outstanding amounts under the Alvogen Transfer Debt to Alvogen and not Aztiq), and (ii) that the Aztiq Warrant Proportion Amount will automatically be reduced by the principal amount of the Alvogen Transfer Debt so transferred to Alvogen;

(e)

to the extent the intended Exit will also trigger a Change of Control (as defined under the Alvogen Transfer Debt) the Company will owe certain accrued interest, PIK Loans and PIK Advances (“Alvotech Amounts”) to Alvogen in accordance with the terms of the applicable convertible loans. Accordingly, the Parties hereby agree that Alvogen may, at its election, direct that Alvotech pays some or all of the Alvotech Amounts, on its behalf, to Aztiq in satisfaction of some of all of the cash amount payable by Alvogen to Aztiq pursuant to the Alvogen Call (the “In Kind Right”). Alvogen shall notify Aztiq of its intention to use the In Kind Right at the same time as it exercises the Alvogen Call;

(f)

notwithstanding that Aztiq is obliged to exercise its right to provide the Aztiq Funding by the date indicated in Clause 10.9, in the event that Alvogen exercises its In Kind Right pursuant to Clause 11.7(e), the Parties agree that Aztiq can exercise its right to provide Aztiq Funding up to an amount equal to the Alvotech Amounts and Aztiq and the Company hereby agree to offset the Alvotech Amounts which the Company is required to pay to Aztiq as a result of Alvogen exercising the In Kind Right and Aztiq’s obligation to provide payment to the Company to exercise its right to provide the Aztiq Funding (the “Offset”). For the avoidance of doubt, the present clause does not limit the right of Aztiq to otherwise provide the Aztiq Funding in full pursuant to the terms of this Agreement;

(g)	the Parties further agree and acknowledge that:

(i)	if there is any legal, accounting reason, which prevents Aztiq from being able to use the Offset, then Alvogen shall not be able to use the In Kind Right;

(ii)

in the event that Alvogen exercises the Alvogen Call and the In Kind Right, Aztiq will have its right to exercise the right granted pursuant to Clause 11.7(f) and Alvogen will have its right to exercise the Alvogen Mirror Funding (to the extent not already used prior to Exit) and the Alvogen Warrant, accordingly the Parties hereby agree to use to use best endeavours to give full effect to the intentions of the Parties and economic outcome as expected by the Parties in accordance with the terms of this Agreement immediately prior to Exit; and

Aztiq, Alvogen and Fuji hereby agree to procure that the Aztiq Directors, Fuji Director and Alvogen Directors will vote favourably for any decision that the Company should pay cash to Alvogen or Aztiq or a holder of a portion of the 2020 Convertible Loan in accordance with the terms of the Alvogen Convertible Loan and/or the Aztiq Convertible Loan and/or the 2020 Convertible Loan, as applicable.

12.	Transfers of Securities

12.1	No Party to this Agreement shall Transfer any Securities, unless such Transfer is required or permitted pursuant to, and in each case carried out in accordance with, the provisions of this Agreement.

12.2	Each relevant Group Company:

(a)	shall be obliged to register any Transfer of Securities required or permitted pursuant to, and in each case carried out in accordance with, the provisions of this Agreement; and

(b)	shall not register a Transfer of Securities unless such Transfer of Securities is required or permitted pursuant to, and in each case carried out in accordance with, the provisions of this Agreement.

12.3	All Security Holders

(a)	Subject to Clauses 12.3(b) to 12.3(d), any Security Holder shall or may (as applicable) Transfer its Securities to:

(i)	to the extent required or permitted pursuant to an Exit in accordance with Clause 15 (Exit);

(ii)	to the extent required or permitted pursuant to a Reorganisation Transaction in accordance with Clause 16 (Reorganisation Transactions);

(iii)	to the extent required or permitted pursuant to Clause 13 (Right of First Refusal);

(iv)	to the extent required or permitted pursuant to Part 1 of Schedule 4 (Tag-Along Rights);

(v)	to the extent required or permitted pursuant to Part 2 of Schedule 4 (Drag-Along Rights);

(vi)	an Affiliate;

(vii)	with Alvogen Consent and Aztiq Consent (such consent not to be unreasonably withheld) by way of security solely in connection with the provision of debt finance to the Company; and

(viii)	to any other person, with Security Holder Consent.

(each a “Permitted Transferee”).

(b)

Except as contemplated under the 2020 Convertible Loan in respect of a New Lender (as defined in the 2020 Convertible Loan) or the 2020 Subordinated Loan, Aztiq may not Transfer Securities during the Transfer Lock Up Period without satisfying the Transfer Return Hurdle.

(c)	No Security Holder may Transfer Securities to a Restricted Person without the prior written consent of each Security Holder.

(d)	Holders of Securities (other than A Ordinary Shares) may not transfer Securities without Alvogen Consent and Aztiq Consent.

12.4	Defaulting Security Holders

The Company shall immediately on a request from any Security Holder request any Security Holder to provide to the Company any information or evidence relevant to considering whether a purported Transfer of Securities is in breach of this Agreement. If such information or evidence is not provided within 10 Business Days of any request as satisfies the Company (in its absolute discretion, acting reasonably) that a purported Transfer of Securities is not in breach of this Agreement the Board shall with Alvogen Consent and Aztiq Consent, notify the relevant Security Holder (the “Defaulting Security Holder”) that a breach of this Clause 12 (Transfers of Securities) has occurred, whereupon:

(a)	each relevant Group Company shall refuse to register the purported Transfer (other than with Security Holder Consent);

(b)	the holder of the Relevant Securities hereby waive all the voting rights attached to the Relevant Securities from such time; and

(c)	the purported transferee shall have no rights or privileges in respect of such Securities conferred under this Agreement and in particular:

(i)

with respect to the Relevant Securities, the purported Transferee shall not be counted in determining the total number of votes which may be cast at any such meeting or for the purposes of any other consent required under the constitutional documents; and

(ii)	the purported Transferee shall cease to have (and hereby waive) any rights of pre-emption with respect to the Relevant Securities on any New Issues pursuant to this Agreement or otherwise.

13.	Right of First Refusal

13.1

Subject to Clause 13.2, Securities (the “ROFR Securities”) held by a Security Holder (the “Initiating ROFR Sellers” and each an “Initiating ROFR Seller”) may be Transferred to one or more bona fide third party purchaser(s) (each a “ROFR Buyer” and together the “ROFR Buyers”) from the date of this Agreement until the date on which this Agreement terminates (the “ROFR Period”) pursuant to Clauses 13.2 to 13.15 (inclusive) (such Transfer being a “ROFR Sale”).

13.2

Where a Transfer of ROFR Securities (either alone or together with any other Transfer of Securities initiated at the same time or prior to completion of the ROFR Sale) gives rise to a Tag-Along Sale, notwithstanding that the Initiating ROFR Sellers must first comply with the provisions of this Clause 13, the provisions of Part 1 of Schedule 4 of (Tag-Along Rights) and Part 2 of Schedule 4 of (Drag-Along Rights) shall apply.

13.3

Subject to Clause 13.2, the Initiating ROFR Seller wishing to Transfer any ROFR Securities during the ROFR Period to a ROFR Buyer shall give prior notice in writing (a “ROFR Notice”) to: (1) the Group Companies in which the ROFR Securities are issued; and (2) the other Security Holders (the “ROFR Benefitting Shareholders”) of the same specifying:

(a)	the number and class of ROFR Securities (the “Relevant ROFR Securities”) which such Initiating ROFR Seller wishes to transfer;

(b)

the ROFR Benefitting Shareholders’ proportional entitlement to acquire the ROFR Securities (which shall be calculated on the basis of the ROFR Benefitting Shareholders’ Pro-Rata Portion of the ROFR Securities having removed the aggregate ROFR Securities from the total Securities of the same class with the ROFR Securities issued by the Company);

(c)	the identity of the ROFR Buyers, provided that a ROFR Buyer may not be a Restricted Person;

(d)	the aggregate price at which it wishes to transfer the Relevant ROFR Securities (the “ROFR Transfer Price”) and the price per ROFR Security to be transferred; and

(e)	the terms (other than the ROFR Transfer Price) on which he proposes to transfer the Relevant ROFR Securities (the “ROFR Transfer Terms”).

13.4	No ROFR Notice once given in accordance with this Clause 13 shall be withdrawn.

13.5

The ROFR Notice shall invite the ROFR Benefitting Shareholders to notify the Initiating ROFR Seller in writing (a “ROFR Response Notice”) within 10 Business Days following the date of the ROFR Notice (which date shall be specified therein) (the “ROFR Acceptance Period”) whether they are willing to purchase all or some of the Relevant ROFR Securities at a price equal to the ROFR Transfer Price and on the ROFR Transfer Terms. No ROFR Response Notice once given shall be withdrawn.

13.6

If a ROFR Benefitting Shareholder has committed in their ROFR Response Notice to purchase all or some, of the Relevant ROFR Securities, such ROFR Benefitting Shareholder shall be obliged to purchase and the Initiating ROFR Seller shall be obliged to sell the ROFR Securities in the amount stated on the ROFR Notice, at the ROFR Transfer Price and on the ROFR Transfer Terms, subject to any mandatory and suspensory anti-trust or regulatory conditions. The sale and transfer of such ROFR Securities shall, subject to satisfaction of such conditions, be completed on the date notified to the ROFR Benefitting Shareholders by the Initiating ROFR Seller on at least 3 Business Days’ notice (and such date shall be within 30 Business Days of the expiry of the ROFR Acceptance Period or, if longer, within 10 Business Days of the satisfaction of any mandatory and suspensory anti-trust or regulatory conditions).

13.7

To the extent that a ROFR Benefitting Shareholder declines an offer for all or part of his Pro-Rata Portion of ROFR Securities (any ROFR Securities so declined or deemed to be declined, the “Remaining ROFR Securities”), then each Participating Security Holder shall be entitled to acquire its Remaining Pro-Rata Portion of the Remaining ROFR Securities for the same price and otherwise on the same terms on which the other ROFR Securities of the same class are being or have been issued as part of the relevant ROFR Sale (the “Remaining ROFR Securities Procedure”). If, once the Remaining ROFR Securities Procedure has been implemented, there are further Remaining ROFR Securities available for acquisition such Remaining ROFR Securities Procedure shall be repeated until all Remaining ROFR Securities have been allocated for acquisition in accordance with this Clause 13.7. Each time a Remaining ROFR Securities Procedure is implemented the definition of “ROFR Benefitting Shareholder” for the purpose of calculating the Remaining Pro-Rata Portion shall exclude any Security Holder who has, in the previous Remaining ROFR Securities Procedure(s), not accepted its Remaining Pro-Rata Portion of Remaining ROFR Securities.

13.8

The ROFR Benefitting Shareholders shall acquire the Relevant ROFR Securities with full title guarantee, free from all Encumbrances and together with all rights attaching to them and the Initiating ROFR Seller shall give warranties to the ROFR Benefitting Shareholders as to the title to its ROFR Securities and its capacity to transfer the ROFR Securities as part of the ROFR Sale.

13.9

If the ROFR Benefitting Shareholders have not committed to purchase any or all of the ROFR Securities within the above mentioned time period or no ROFR Response Notice has been returned by the end of the ROFR Acceptance Period and following the application of the Remaining ROFR Securities Procedure(s), the Initiating ROFR Seller may transfer the relevant number of ROFR Securities (or such number of ROFR Securities that have not been acquired by the ROFR Benefitting Shareholders pursuant to Clause 13.6) to the ROFR Buyers at a price greater than or equal to the ROFR Transfer Price, and otherwise on terms that are not materially more favourable to the ROFR Buyers than the ROFR Transfer Terms (the ROFR Transfer Conditions), provided that such transfer is completed within six months of the expiry of the ROFR Acceptance Period or, if longer, within 10 Business Days of the satisfaction of any mandatory and suspensory anti-trust or regulatory conditions to which the Transfer of ROFR Securities to the ROFR Buyer(s) is subject.

13.10

Notwithstanding any other provision of this Agreement, the Initiating ROFR Seller may require the ROFR Benefitting Shareholders to provide evidence (in a form satisfactory to the Initiating ROFR Seller) and take such steps (including depositing funds in an escrow account) (in each case, acting reasonably), in each case, to demonstrate that such ROFR Benefitting Shareholder has and will continue to have sufficient available funds to satisfy its obligations under this Clause 13. If a ROFR Benefitting Shareholder fails to provide such evidence or take such steps prior to the expiry of the ROFR Acceptance Period, the Initiating ROFR Seller may transfer the relevant ROFR Securities to the ROFR Buyers at any price, provided that such transfer is completed within six months of the expiry of the ROFR Acceptance Period or, if longer, within 10 Business Days of the satisfaction of any mandatory and suspensory anti-trust or regulatory conditions to which the Transfer of ROFR Securities to the ROFR Buyers is subject.

13.11

In the event that the consideration to be paid pursuant to the ROFR Sale is subject to any deduction, rebate or allowance whatsoever, or is otherwise subject to conditions (including milestones or escrow arrangements) or is otherwise than in the form of cash, the Board will be required to act reasonably in determining whether the ROFR Transfer Conditions are met.

13.12

If any transfer to the ROFR Buyers pursuant to this Clause 13 is not completed within six months of the start of the date of the ROFR Period or, if longer, within 10 Business Days of the satisfaction of any mandatory and suspensory anti-trust or regulatory conditions to which the Transfer of ROFR Securities to the ROFR Buyers is subject, the Initiating ROFR Seller shall not be permitted to transfer any of the ROFR Securities to any third party (other than a Permitted Transferee), without recommencing the procedure set forth in this Clause 13.

13.13	The Security Holders may appoint one Security Holder to act on their behalf for the purposes of this Clause 13.

13.14

If a ROFR Benefitting Shareholder defaults on its payment obligations under this Clause 13, the Initiating ROFR Seller may sell all or some of the ROFR Securities to the relevant ROFR Buyers provided that such transfer is completed within six months of the expiry of the ROFR Acceptance Period or, if longer, within 10 Business Days of the satisfaction of any mandatory and suspensory anti-trust or regulatory conditions to which the Transfer of ROFR Securities to a ROFR Buyer is subject.

13.15	The Initiating ROFR Seller shall be entitled to disclose the terms of this Clause 13 to any ROFR Buyer.

14.	Deed of Adherence

14.1

Notwithstanding any other provision of this Agreement, unless this Agreement terminates in accordance with Clause 25(a) (Duration) or the Board has received Alvogen Consent and Aztiq Consent, no person who is not a party to this Agreement shall be entitled to become a Transferee of any Securities, nor to have any Securities issued to it, or to acquire any rights hereunder or be registered as the holder of any Securities unless such person signs, executes and delivers a fully valid and binding deed of adherence substantively in the form set out in Schedule 5 (Deed of Adherence) (or in such form as may be required with Alvogen Consent and Aztiq Consent) ( a “Deed of Adherence”) provided that this provision shall not apply in the case of Transfers of Securities to, or issues of Securities to, another Group Company as part of a Reorganisation Transaction.

14.2

The benefit of this Agreement shall extend to any person who acquires, or has issued to it, Securities in accordance with this Agreement and who enters into a Deed of Adherence, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this Agreement and any other persons who have entered into such a Deed of Adherence.

15.	Exit

15.1	The Parties hereby acknowledge that the Company and its holders of Shares are working towards an IPO.

15.2

Following the date which is four (4) years after the date of the Original Shareholders’ Agreement, any 40% Security Holder in circumstances where an Exit is not being actively pursued (in the reasonable opinion of the Board) (such 40% Security Holder, the “Initiating Security Holder”) shall (in each case, the Initiating Security Holder having complied with Clause 13 (Right of First Refusal)) have the right to pursue an IPO.

15.3

Where an IPO process has commenced (in the opinion of the Board, acting reasonably) and such IPO has not been consummated within twelve months following the date such process commenced (as determined by the Board acting reasonably), such IPO process shall be deemed to have been withdrawn for the purposes of Clause 15.2.

15.4

All Parties agree to take such action, and to procure that such action is taken, as is (i) reasonably requested by the Board or the Initiating Security Holder to achieve any IPO that is permitted in accordance with Clause 15.2 or (ii) reasonably requested by the Board acting with Alvogen Consent and Aztiq Consent on any other IPO, including in each case, without limitation:

(a)	appointing professional and corporate finance advisers approved by the Initiating Security Holder for and on behalf of the Company (and/or relevant Group Company);

(b)	assisting in the production and negotiation of such documentation as is required to effect the IPO;

(c)	giving such co-operation and assistance as the Initiating Security Holder reasonably requests; and

(d)	agreeing and entering into (to the extent they are considered reasonably necessary or desirable by the underwriters or corporate finance advisers advising on the IPO):

(i)	undertakings in relation to the retention, disposal or manner of disposal of their Securities (or securities received as consideration for their Securities) (known as “lock-ups”); and

(ii)	provisions designed to result in an orderly disposal of Securities (or securities received as consideration for their Securities) by the Security Holders.

15.5	Each Security Holder agrees that the right of a 40% Security Holder to pursue such IPO under Clause 15.2 shall be subject to the proposed IPO achieving the IPO Return Hurdle.

15.6

Each Security Holder acknowledges and agrees to accept restrictions on the Transfer of some or all of their Shares or the shares of any other Group Company which is subject to IPO for any period after such IPO which are either to be considered mandatory under the applicable listing rules and the applicable regulatory regime and/or to be seen as best practice requirements of the exchange on which an IPO is pursued by the Initiating Security Holder (including, if applicable, the Hong Kong Stock Exchange), and/or required pursuant to any agreement with underwriters/sponsors the Company may enter into with respect to such IPO. The Company and the Initiating Security Holder will use its best efforts to ensure that the post-IPO Transfer restrictions for each Co-investor shall not exceed a period of 6 months and that each Co-investor shall have the opportunity to transfer its Securities during such look-up period with the consent of the Company and the relevant underwriters/sponsors acting for the Company in relation to the IPO.

15.7

In the event of a proposed IPO, the Parties shall discuss in good faith and (if required) agree a relationship agreement between the parties for the period following the IPO, replicating so far as is possible the provisions of this Agreement (taking into account applicable law and the rules of the relevant exchange).

16.	Reorganisation Transactions

16.1

Upon the approval of the Board, the Company or any member of the Group shall be permitted to take any actions which are necessary, appropriate or desirable (in light of tax, legal, regulatory or other professional advice received by Aztiq and/or the Group) to effect a Reorganisation Transaction so as to optimise the Group’s corporate structure (including for the purposes of an Exit).

16.2	Each Security Holder acknowledges and agrees that:

(a)

subject to Clause 16.3, it may receive any shares or other securities of any class issued by any Group Company, as determined by the Board, by way of a dividend or distribution in kind or in exchange for, or otherwise in replacement of, Securities (the “Replacement Securities”) as part of any such Reorganisation Transaction (in which case, to the extent applicable, this Agreement shall apply to any New Holding Company as if references to the Company were references to it); and

(b)	it shall enter into any documentation, provide any consents and exercise its voting rights (as a Security Holder or otherwise) as are required to give effect to the Reorganisation Transaction,

in each case, provided that the Reorganisation Transaction would not be materially and/or disproportionately adverse to the economic, tax or legal position of the Security Holders.

16.3

The number of Replacement Securities to be received by any Security Holder as a result of any Reorganisation Transaction will, to the extent such Replacement Securities have not been sold or otherwise disposed of by such Security Holder in any IPO or otherwise after such Reorganisation Transaction in accordance with this Agreement, reflect the fair market value of the investment, prior to such Reorganisation Transaction, of such Security Holder in any Securities that are exchanged as part of the Reorganisation Transaction.

17.	Distribution Policy

17.1

Subject to the provisions of Clause 7 (Conduct of Business), it is the intention of the Parties that the Company shall distribute to the holders of Securities, whether by way of distributions in respect of Shares, redemption of Securities, upstream loans or otherwise, the maximum amount available for such purposes in any financial year (including, for the avoidance of doubt, any amounts arising upon an Exit), subject to:

(a)	compliance with the terms of the Financing Documents, applicable laws and regulations (including the Companies Act); and

(b)	such distributions being made in accordance with Clause 18 (Ranking of Securities).

18.	Ranking of Securities

18.1

Subject to the terms of any new class of Securities issued in accordance with and following the date of this Agreement, any Return of Proceeds to the Security Holders shall be distributed or be payable to the Security Holders (after payment of any (a) costs in accordance with Clause 23.2 (Exit Costs), where such distribution or payment is in connection with an Exit, as well as after payment of, (b) any debt financing to the Company and the Group) and (c) any Converted PIK Advances to the holders of Ordinary Shares pro rata to their holding of Ordinary Shares as compared to the total Ordinary Shares in issue or, in case of Exit or Transfer of Securities, pro rata to the number of Ordinary Shares subject to such event, as compared to the total Ordinary Shares subject to the relevant event, and in accordance with the Articles.

18.2

Subject to Clause 18.3, if a holder of any Securities (a “Recovering Holder”) receives any Return of Proceeds where any such amount is in excess of the amount the Recovering Holder would have been entitled to receive in respect of its holding of Securities had such amounts been distributed, redeemed or paid in accordance with Clause 18.1 (the “Excess Receipts”) then:

(a)	the Recovering Holder shall, within three Business Days, notify details of such receipt, repayment or payment to the Company; and

(b)

the Recovering Holder shall, within three Business Days of demand by any Security Holder who, had the Excess Receipts been distributed in accordance with Clause 18.1, would have received a greater Return of Proceeds than he has actually received (each an “Out of Pocket Holder”), account to any such Out of Pocket Holder(s) for any such amounts of Excess Receipts. If, in any circumstances, there is more than one Out of Pocket Holder, the Recovering Holder(s) shall account to the Out of Pocket Holders pro rata to the holdings of each Out of Pocket Holder of the relevant class of Security in respect of which such holders have received a lesser amount of the proceeds than they would otherwise have been entitled pursuant to Clause 18.1.

18.3

No payment shall be made to any Security Holder pursuant to Clause 18.2 to the extent that any such payment would result in such Security Holder receiving any Return of Proceeds that is in excess of any amounts that such holder of Securities is entitled to receive pursuant to Clause 18.1 from the proceeds available.

19.	Investment in a Competitor

19.1

Each Co-investor shall notify the Board promptly (and in any event within five (5) Business Days of the date of completion of the relevant acquisition or the date of appointment (as the case may be)) following such Co-investor and/or its respective Affiliates:

(a)	directly acquiring equal to or greater than 20 per cent. of the issued securities of any Competitor that is not a Listed Company;

(b)	directly acquiring equal to or greater than 15 per cent. of the issued securities of any Competitor that is a Listed Company; or

(c)

appointing (A) a director (or the equivalent in the relevant jurisdiction) to the board of directors (or the equivalent in the relevant jurisdiction) of a Competitor (unless that director is an Independent Director) or (B) an observer to attend (but not vote at) any meetings of the board of directors (or the equivalent in the relevant jurisdiction) of a Competitor,

(each a “Competing Action”).

19.2

If any Co-investor and/or its respective Affiliates (as applicable) undertakes a Competing Action, following notification to, the Board under Clause 19.1 of such Competing Action, the Board shall consider the Competing Action, taking into account, without limitation, the identity and geographic location of the Competitor and the materiality of the Competing Action and, acting in good faith (but without any fetter on its discretion), it may:

(a)

require such Co-investor to replace any Director of the Board appointed by it pursuant to Clause 3.2 of this Agreement with an Independent Director, unless such appointed Director is already an Independent Director; and/or

(b)	suspend such Co-investor’s right under Clause 8 of this Agreement to receive information about the Group,

until (as applicable) (A) such Co-investor provides documentary evidence to the Board evidencing that such Co-investor’s (and/or its Affiliates) interest in the Competitor has fallen below the relevant threshold set out in Clause 19.1(a); and/or (B) any director and/or observer appointed by such Co-investor under Clause 19.1(b) ceases to act as a director and/or observer of the Competitor provided that the Board shall not be entitled to exercise its right pursuant to Clause 19.2 of this Agreement where such Co-investor can demonstrate to the reasonable satisfaction of the Board that such Co-investor has appropriate ethical screens and safeguards in place to ensure that any director, officer and/or employee of such Co-investor who is or are engaged or employed by or who advise or otherwise transact with a Competitor, do not receive or have access to any Confidential Information.

19.3

Notwithstanding Clause 19.1 or any other provision of this Agreement, none of the Co-investors shall be required to disclose the identity of a Competitor which is the subject of a Competing Action where such Co-investor and/or its respective Affiliate is subject to confidentiality undertakings (but only for so long as they are bound by such confidentiality undertakings) which would prohibit it from disclosing the identity of such Competitor, provided however that nothing in this Clause 19.3 shall limit any other obligation of Co-investor under Clause 19.1 of this Agreement.

19.4

The obligations of each Co-investor and its respective Affiliates under this Clause 19 (including to notify the Board of a Competing Action) shall cease to apply upon termination of this Agreement in accordance with Clause 25 (Duration).

19.5

This Clause 19 may, unless otherwise agreed in writing between the Security Holders only be amended (whether by addition or deletion) annually and only with Alvogen Consent and Aztiq Consent, each acting reasonably and in good faith.

19.6

If each Co-investor and/or its respective Affiliates hold an investment in, have a director appointed to the board of directors of, or has nominated an observer to attend (but not vote at) any meetings of the board of directors of, an entity that is subsequently named a Competitor, the provisions of this Clause 19 shall not apply with respect to such investment, appointment or nomination (as applicable).

20.	Rights of Inspection

20.1	If, at any time:

(a)	the Company shall be in breach of any of its obligations under Clause 7 (Conduct of Business), 8 (Provision of Information), 9 (Annual Budget and Business Plan) or Schedule 3 (Information Rights);

(b)	any information provided pursuant to such obligations is incomplete or contains a manifest error or is inconsistent; or

(c)

any information provided pursuant to such obligations or which otherwise comes to the attention of any of the Security Holders contains evidence of (or provides reasonable grounds for the suspicion of) fraud, bribery or corruption, misrepresentation or any other activity which is illegal or might otherwise damage the business or reputation of the Group or the Security Holders, then, without prejudice to any other rights which the Security Holders may have in respect of any such breach, each Security Holder shall be entitled (at the cost of the Company) to instruct the Group’s professional advisers to provide the requisite information and/or to appoint one or more firms of professional advisers to obtain, prepare and deliver to them any documents or information that the Company has failed to obtain, prepare or deliver or which the Security Holders may request in respect of the relevant information, matter or activity.

20.2

For the purpose set out in Clause 20.1, the Company shall (and shall procure that each other Group Company shall) promptly make available all its books and records to the Security Holders and/or such firm(s) of professional advisers appointed by the Security Holders, each of whom shall be entitled without further authority to enter into and remain on any Group Company’s premises for the purpose of, or in connection with, preparing such items.

21.	Announcements

No Party shall (without Alvogen Consent and Aztiq Consent) issue any press release, issue any public document or make any public statement or otherwise make any disclosure to any person who is not a Party to this Agreement relating to any of the matters provided for or referred to in this Agreement or any ancillary matter. This Clause 21 shall not apply to any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (in which case, the Parties shall co-operate, in good faith, in order to agree the content of any such announcement, so far as practicable, prior to its being made) or which is permitted under Clause 22.1 (Confidentiality).

22.	Confidentiality

22.1

Notwithstanding any other provision of this Agreement, the Security Holders shall be entitled at all times to consult freely about the Group and its affairs with, and to disclose Confidential Information and the contents of the Transaction Documents (and any ancillary documents related thereto) to:

(a)

(i) any of their Affiliates and in the case of Alvogen, its shareholders and finance providers, and each of their respective Representatives; (ii) any other Security Holder or their respective Affiliates and each of their Representatives and (iii) any indirect shareholder in Alvogen or any other person on whose behalf it is investing in the Group or any proposed investor in, or lender to the Group (or with or to any of its or their Representatives); and

(b)

any proposed purchaser, underwriter, sponsor or broker or lender and their respective Representatives, for the purposes of facilitating either a Transfer of Securities, disposal of assets of a member of the Group, issue of Securities, Reorganisation Transaction or Exit subject to the Security Holders using reasonable endeavours to procure that any such recipient is made aware of the confidential nature of the Confidential Information and relevant Transaction Documents (and any ancillary documents related thereto) and agrees to treat it accordingly, and the Company (for itself and on behalf of each other Group Company) agrees with the Security Holders who, for these purposes, shall also act as trustees for the persons to whom Confidential Information may be disclosed under this Clause 22.1 to waive any claim for breach of confidence in respect of any disclosure of Confidential Information made by the Security Holders in compliance with this Clause 22.1.

22.2

Subject to Clause 22.1, each party shall in all respects keep confidential, and not at any time disclose, make known in any other way, or use for his own or any other person’s benefit or to the detriment of any Group Company or any other Security Holder, any Confidential Information, provided that:

(a)	such obligation shall not apply to information which has come into the public domain (other than through a breach by any party of this Agreement);

(b)

any Party shall be entitled at all times to disclose such information as may be required by (or to procure compliance with) law or by any competent judicial or regulatory authority or by any recognised investment exchange or for tax or accounting purposes (provided that, so far as practicable and legally permissible, the disclosing party shall consult with the other Parties prior to making such disclosure); and

(c)

nothing contained in this Clause 22.2 shall prevent any employee or officer of any Group Company from disclosing information in the proper performance of his duties as an employee or officer of such Group Company.

23.	Costs and Expenses

23.1	Director Expenses

For each director of a Group Company all out of pocket expenses properly incurred by him in connection with the performance of his duties as a director (together with VAT thereon where appropriate) shall be payable at times as agreed with the Board and in such manner, as is specified by the Company.

23.2	Exit Costs

(a)

The relevant Group Company shall pay all fees, costs and expenses (including advisers’ fees) in connection with any Exit (including a Tag-Along Sale) or Reorganisation Transaction to the extent permissible under applicable law, save to the extent the Board determines that the payment of any such fees, costs and expenses would result in adverse legal or tax consequences for the Group Company.

(b)

If such Group Company is prohibited by applicable law from paying all such fees, costs and expenses, or if the payment of any such fees, costs and expenses would result in adverse legal or tax consequences for the Group Company as determined by the Board, then the Security Holders shall procure that such fees, costs and expenses are deducted from the aggregate consideration received prior to any funds being paid to Security Holders, and will be borne by each of the Security Holders in the same proportions as the proceeds received by them in connection with the Exit.

23.3	Other Costs

Except as otherwise stated in this Clause 23, each Party shall pay its own fees, costs and expenses incurred in connection with the preparation, negotiation and/or completion of this Agreement.

24.	Relationship of Agreement to Transaction Documents

24.1	If there is any conflict between the provisions of this Agreement and any other Transaction Document, then the provisions of this Agreement shall prevail.

24.2

If any such conflict should be identified, each of the Security Holders agrees and undertakes, if so requested by the Security Holders, to exercise its voting rights and other rights as a director and/or Security Holder or in order to amend the relevant Transaction Document or articles of association of the relevant Group Company in order to eliminate the conflict by causing the relevant document to be amended so that it is consistent with this Agreement.

24.3

The Parties agree that in the event that any claim, dispute or difference arising out of or in connection with this Agreement and relating to the same subject matter, set of facts or circumstances as set out in the Articles, the articles of association or by-laws of any Group Company may be brought under or in connection with this Agreement rather than under or in connection with the Articles, the articles of association or the by-laws of any Group Company, such claim, dispute or difference shall be brought under this Agreement (rather than pursuant to the Articles, relevant articles of association or the by-laws of any Group Company).

Aztiq undertakes to Alvogen that it shall not give consent to an amendment of the 2020 Convertible Loan, the Aztiq Convertible Loan, or the Conversion Agreements which would materially adversely affect the economic rights of Alvogen without the prior written consent of Alvogen.

25.	Duration

25.1	Subject to Clause 25.2 am without prejudice to the accrued rights of any party and save in respect of the Surviving Provisions:

(a)

this Agreement shall terminate on the earlier of (and contemporaneously with) (i) the date of completion of an IPO or Exit (or, in the case of an Asset Sale, at such time as the proceeds from such Asset Sale have been applied and distributed in accordance with Clause 18 (Ranking of Securities)) (provided that Paragraph 1.2 of Schedule 4 shall continue in accordance with its terms except in the context of an IPO) and (ii) the date on which a Winding Up is concluded; and

(b)

subject to subparagraph (a), on any Security Holder ceasing to hold any Securities or ceasing to be the beneficial owner of any Securities, this Agreement shall terminate with respect to that Party only (such that the terms of this Agreement may subsequently be varied without the consent of such Party), provided that such Party shall have complied with his or its obligations under Clause 12 (Transfers of Securities) with respect to any Transfer of its Securities (and the relevant Transferee(s) shall have entered into a Deed of Adherence (unless the Board has received Alvogen Consent and Aztiq Consent to the contrary pursuant to Clause 14.1 (Deed of Adherence)) and, where applicable, a deed of accession to any intercreditor deed which forms part of the Financing Documents).

25.2	The provisions of Clause 15.6 shall continue to apply notwithstanding the termination or expiry of this Agreement for any reason.

26.	Variations and Waivers

26.1	Variations to Transaction Documents

(a)	Save as set out in Clause 26.1 (b), no variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the Security Holders.

(b)

Any amendment or variation can be made with only Alvogen Consent and Aztiq Consent, provided that such amendment or variation does not materially affect the legal or economic position of any Security Holder compared to the other Security Holders.

26.2	Pari Passu Securities

Notwithstanding any terms of the relevant Securities to the contrary, any Pari Passu Securities will rank pari passu with one another as if they constituted one class of Security in proportion to their par value. The Parties shall procure that decision making in respect of any Pari Passu Securities is effected by holders of the Pari Passu Securities as if the Pari Passu Securities constituted one class of Security. Decision making for the purposes of this Clause 26 shall be the making of any decision reserved under the relevant Security as a matter requiring the consent or approval of the holders of that Security (the “Specific Class”). The effect of this Clause 26 shall be that, for the purpose of decision making in respect of any Pari Passu Security(s), the Specific Class is extended to include all holders of Pari Passu Securities (the “Pari Passu Class”) and a decision or matter requiring the consent or approval of, or in respect of the Specific Class, may only be effected if it is approved by the Pari Passu Class (the relevant quorum and thresholds of the Specific Class for the purpose of such decision making being extended to the Pari Passu Class accordingly). If any amendment, variation, waiver or abrogation is made or granted in accordance with the terms of any Pari Passu Security where the requisite majority of holders of such Pari Passu Security have approved such amendment, variation, waiver or abrogation, it shall be deemed to have been made or granted (as the case may be) in respect of each other Pari Passu Security at the same time.

26.3	No Waiver

(a)

No failure or delay by any Security Holder or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

(b)

No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

(c)

Any waiver, release or compromise or any other arrangement of any kind whatsoever which a Party gives or enters into with any other Party in connection with this Agreement shall not affect any right or remedy of any Party as regards any other Parties or the liabilities of any other such Parties under or in relation to this Agreement.

27.	Entire Agreement

27.1

This Agreement, any accession agreement thereto, and the Transaction Documents together contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document (for the avoidance of doubt, any bilateral or trilateral agreement between some Parties, including but not limited to any documentation relating to the agreement shall not be affected and shall continue to have full effect and validity among such Parties). The Parties shall not enter into any agreements or arrangements with respect to the Transaction Documents and the matters contemplated therein other than the Transaction Documents without the prior consent of the Board (acting with Alvogen Consent and Aztiq Consent).

27.2

Each of the Parties acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of any other party to this Agreement, other than as expressly contained in this Agreement, and provided that nothing in this Clause 27 shall exclude any liability of any party for fraud or fraudulent misrepresentation.

27.3	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties, except where this Agreement expressly so provides.

27.4

Without prejudice to any liability for fraud, fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement, and no party shall have any right to rescind this Agreement.

28.	Assignment

28.1

Subject to Clause 28.2, no party shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without Alvogen Consent and Aztiq Consent.

28.2

All or any of a Security Holder’s rights under this Agreement and any of the Transaction Documents may be assigned by that Security Holder to any third party to whom it Transfers Securities or any Affiliate of that Security Holder, provided that in the case of an assignment to a Security Holder’s Affiliates, if such assignee ceases to be an Affiliate of such Security Holder, such rights are assigned to the Security Holder or another Affiliate of that Security Holder.

28.3	No assignment of this Agreement shall operate to increase the liability of any of the Parties under this Agreement.

29.	Counterparts

This Agreement may be executed as two or more counterparts and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement.

30.	Further Assurance

30.1

Each Party shall observe and comply fully with the provisions of this Agreement and each of the Transaction Documents and undertakes to exercise his rights (whether in his capacity as a Security Holder, shareholder, director or officer (in each case, as far as may be applicable)) to give full effect to the provisions of this Agreement including, without limitation, to pass any shareholder resolutions of the Company and to enter into such proxies, consents to short notice, waivers of pre-emption and other documentation and waive any applicable rights which they have as is required to implement or give effect to any provision of this Agreement, including (but not limited to) any New Issue, Excluded Issue, Tag-Along Sale, Transfer, buyback or repurchase of Securities by a Group Company permitted by or carried out in accordance with this Agreement, Exit or Reorganisation Transaction permitted or required by, and carried out in accordance with, the terms of this Agreement.

30.2

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give full effect to this Agreement.

30.3

Aztiq agrees that they shall not (and shall procure that no other entity or person associated with it and each of its and their respective directors, officers, employees and/or other affiliates), as long as the Convertible Bonds are outstanding:

(a)	take any action which will cause a Change of Control (as defined in the Convertible Bond Instrument); or

(b)	reduce its holding of the A Ordinary Shares (or replacement Securities) to less than 25% of the total number of A Ordinary Shares (or replacement Securities) in issue.

30.4

To the extent that complying with any obligation under this Agreement will or is, in the reasonable opinion of the Board cause or causing a Change of Control (as defined in the Convertible Bond Instrument whilst such agreement remains in effect), each Party undertakes to use best endeavours to give full effect to the intentions of the Parties and economic outcome as expected by the Parties.

31.	Other Remedies

31.1	Any remedy or right conferred upon any party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to them.

31.2	Each Party agrees and acknowledges that:

(a)	a person with rights under this Agreement may be irreparably harmed by any breach of its terms, and that damages alone may not necessarily be an adequate remedy;

(b)

without affecting any other rights or remedies, if a breach of this Agreement occurs or is threatened, the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, may be available; and

(c)

it shall, if any of the remedies set out in subparagraph (b) is sought in relation to any threatened or actual breach of the terms of this Agreement, waive any rights it may have to oppose that remedy on the grounds that damages would be an adequate alternative.

32.	Liability

Except where this Agreement provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally and not jointly and severally or jointly.

33.	Successors

This Agreement shall be binding on each Security Holder’s assigns and successors in title, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a Deed of Adherence.

34.	Third Party Rights

34.1

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 34.

34.2	Any Security Holder’s Affiliates or Group Company may directly enforce only those Clauses in which they are referred.

34.3	This Agreement may be terminated and any term may be amended or waived without the consent of the third party persons referred to in Clause 34.2.

35.	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, the legality, validity and enforceability of the rest of this Agreement shall not be affected. In particular, if any provision of this Agreement incorporates or refers to provisions in a Schedule to this Agreement, then this Agreement is to be construed so as to create separate provisions in respect of each of the individual provisions set out in that Schedule, and if one of those provisions shall be held to be illegal, void, invalid or unenforceable, then the legality, validity and enforceability of the rest of those provisions shall not be affected.

36.	Notices

36.1	Form of Notice

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this Clause 36) shall be in writing and signed by or on behalf of the person giving it.

36.2	Method of Service

Service of a Notice must be effected by one of the following methods:

(a)

by hand to the relevant address set out in Clause 36.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

(b)	by prepaid first-class post to the relevant address set out in Clause 36.4 and shall be deemed served at the start of the second Business Day after the date of posting;

(c)	by prepaid international airmail to the relevant address set out in Clause 36.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

(d)

by email to the relevant address set out in Clause 36.4 and shall be deemed served at time of sending, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

36.3

In Clause 36.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

36.4	Address for Service

Notices shall be addressed as follows:

(a)	Notices for Aztiq shall be marked for the attention of:

Name:	Arni Hardarson / Danny Major

Address:	5, Heienhaff, L 1736 Senningerberg, Grand-Duchy of Luxembourg

Email:	arni.hardarson@alvogen.com / danny.major@alvotech.com

With a copy to alexander.olliges@arendt.com (delivery of such copy shall not in itself constitute valid notice)

(b)	Notices for Alvogen shall be marked for the attention of:

Name:	The Board

Address:	Alvogen Lux Holdings S.à r.l., 5, Rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg

Email:	tekman@cvc.com

With a copy to ian.bagshaw@whitecase.com (delivery of such copy shall not in itself constitute valid notice)

(c)	Notices for Fuji shall be marked for the attention of:

Name:	President and CEO / Head of Corporate Planning Department

Address:	5-7, Sanbacncho, Chiyoda-ku, Tokyo 102-0075 Japan

Email:	takayuki_iwai@fujipharma.jp / takeshi_sato@fujipharma.jp

(d)	Notices for YAS Holding shall be marked for the attention of:

Name:	Ashraf Radwan

Address:	Khalifa Commercial Center, Emirates Post Building, Mezzanine Floor, Khalifa City (A),16th Street Corner 29th & 54th Street, Abu Dhabi, United Arab Emirates

Email:	ashraf.radwan@yasholding.ae

With a copy to tariq.khalil@yasholding.ae (delivery of such copy shall not in itself constitute valid notice)

(e)	Notices for Richard Davies shall be marked for the attention of:

Name:	Richard Davies

Address:	Flössergasse 15, Zurich 8001, Switzerland

Email:	richarddavies226@icloud.com

(f)	Notices for the Company shall be marked for the attention of:

Name:	Arni Hardarson / Danny Major

5, Heienhaff, L 1736 Senningerber, Grand-Duchy of Luxembourg

Email:	arni.hardarson@alvogen.com / danny.major@alvotech.com

(g)	Notices for Ashraf Radwan shall be marked for the attention of:

Name:	Ashraf Radwan

Address:	Springs 7 street 3 villa 22, Dubai, United Arab Emirates

Email:	ashraf.radwan@yasholding.ae

(h)	Notices for Murshed Abdo Murshad Alredaini shall be marked for the attention of:

Name:	Murshed Abdo Murshad Alredaini

Address:	Khalifa City A, Abu Dhabi, United Arab Emirates

Email:	murshed.alredaini@yasholding.ae

(i)	Notices for Efgan Dengür shall be marked for the attention of:

Name:	Efgan Dengür

Address:	Al Sawari Tower C 1304, Khalidiya, Abu Dhabi, United Arab Emirates

Email:	efgan.dengur@yasholding.ae

(j)	Notices for Olifant shall be marked for the attention of:

Name:	Olifant Fund, Ltd.

Address:	888 Boylston Street, Suite 1500, Boston, MA 02199

Email:	legalnotices@brcap.com; Ben.Grimmett@brcap.com

(k)	Notices for FFI shall be marked for the attention of:

Name:	FFI Fund Ltd.

Address:	888 Boylston Street, Suite 1500, Boston, MA 02199

Email:	legalnotices@brcap.com; Ben.Grimmett@brcap.com

(l)	Notices for FYI shall be marked for the attention of:

Name:	FYI Ltd.

Address:	888 Boylston Street, Suite 1500, Boston, MA 02199

Email:	legalnotices@brcap.com; Ben.Grimmett@brcap.com

(m)	Notices for Delcotech shall be marked for the attention of:

Name:	The Board

Address:	16, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg

Email:	rdavis@cetuscap.com; AGupta@cetuscap.com

(n)	Notices for Santo shall be marked for the attention of:

Name:	Mrs. Melissa Simon

Address:	Bergfeldstraße 9, 83607 Holzkirchen, Germany

Email:	ms@Athos-Service.de

(o)	Notices for Baxter shall be marked for the attention of:

Name:	General Counsel

Address:	Thurgauerstrasse 130, 8152 Glattpark (Opfikon), Switzerland

Email:	general_counsel@baxter.com

(p)	Notices for Shinhan shall be marked for the attention of:

Name:	Shinhwa Park, Team Head; Jennifer Kim, Team Leader

Address:	70, Yeoui-daero Yeongdeungpo-gu Seoul, 07325, Korea

Email:	sbkang@shinhan.com; chaemyeong@shinhan.com; bumjung.yoo@shinhan.com

(q)	Notices for CLS shall be marked for the attention of:

Name:	Corneliu-Laurentiu Scheusan

Address:	33A Matei Basarab street 077190 Voluntari, Ilfov county Romania

Email:	lauscheusan@gmail.com

(r)	In the case of any other party to this Agreement, from time to time, Notices shall be addressed to the relevant party at the address set out in that party’s Deed of Adherence.

36.5	Change of Details

A Party may change its address for service provided that the new address is within the United Kingdom and that it gives the other party not less than 15 days’ prior notice in accordance with this Clause 36. Until the end of such notice period, service on either address shall remain effective.

36.6	Email Communication

Notwithstanding the provisions of Clauses 36.1 and 36.2, any communication to be sent or supplied to the Company or by the Company for the purposes of Clause 7 (Conduct of Business), Clause 8 (Provision of Information) and Clause 9 (Annual Budget and Business Plan) may be made by email to:

(a)	in the case of the Company, to such email address as may be specified for this purpose by the Company; and

(b)	in the case of any other Party, such email address as may be notified to the Company in writing for this purpose,

and such communications shall be deemed served on delivery (as evidenced by a delivery receipt).

36.7	Valid Service in Proceedings

Each Party agrees that process and any other documents in respect of proceedings in any court, tribunal (arbitral or otherwise) or before any other entity or person involved in a dispute resolution process with respect to this Agreement will be validly served on that Party if they are served in accordance with this Clause 36 (but excluding service by email), and each Party irrevocably consents to service in that manner. Nothing in this Agreement will affect the right of any Party to serve process and any other documents in any other manner permitted by applicable law.

37.	Warranties and Undertakings

37.1

Each Party warrants to each other party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it under this Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

38.	Governing Law and Jurisdiction

38.1

This Agreement and the rights and obligations of the parties, including the validity and enforceability of this Agreement, the capacity of the parties and all non-contractual obligations arising under or in connection with this Agreement, shall be governed by and construed in accordance with the laws of England and Wales.

38.2

The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, and/or any non-contractual obligations arising in connection with this Agreement.

IN WITNESS whereof this Agreement has been executed as a deed and has been delivered on the day and year first above written.

EXECUTED and DELIVERED as a DEED by Alvotech Holdings S.A. acting by

/s/ Marc LEFEBVRE
Authorised Signatory - Marc LEFEBVRE

in the presence of:	/s/ Celine DELVENNE

Celine DELVENNE

Name, address and occupation of witness	3 Wirwelt L-9970 Leithum

Employee

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Aztiq Pharma Partners S.à r.l. acting by

/s/ Robert Wessman
Robert Wessman
Manager and Authorised Signatory

in the presence of:	/s/ Danny Major

Danny Major

Name, address and occupation of witness	Lawyer

3 Tidemill Square

SE10 0UF London

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Alvogen Lux Holdings S.à r.l. acting by

/s/ Tomas Ekman
Tomas Ekman
Class A Director

in the presence of:	/s/ Marie Ekman

Marie Ekman

Name, address and occupation of witness	Telestigen 20

139 33 Värmdö

Sweden

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Alvogen Lux Holdings S.à r.l. acting by

/s/ Jung Ryun Park
Jung Ryun Park

Class B Director

in the presence of:	/s/ Marie Seah

Marie Seah

Name, address and occupation of witness	24 Beverly House

London, NW8 7JD

UK

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Alvogen Lux Holdings S.à r.l. acting by

/s/ Robert Wessman
Robert Wessman

Class C Director

in the presence of:	/s/ Kristin H. Sverrisdottir

Kristin H. Sverrisdottir

Name, address and occupation of witness	72 Farm Lane

JW6 1QA, London

PA to the CEO & Chairman

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Fuji Pharma Co., Ltd. acting by: Hirofumi Imai

/s/ Hirofumi Imai

in the presence of:	/s/ Takayuki Iwai

Takayuki Iwai

Name, address and occupation of witness	Minami Aoyama 5-4-6 Minato-ku, Tokyo, Japan

President and CEO

Fuji Pharma Co. Ltd.

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Alvotech hf. acting by

/s/ Robert Wessman
Robert Wessman
Authorised Signatory

in the presence of:	/s/ Danny Major

Danny Major

Name, address and occupation of witness	Lawyer

3 Tidemill Square

SE10 0UF London

[Signature page to Alvotech Shareholders’ Agreement]

EXECUTED and DELIVERED as a DEED by Richard Davies

/s/ Richard Davies

in the presence of:	/s/ Elizabeth Davies

Signature of witness	Elizabeth Davies

Name, address and occupation of witness	Flössergasse 15

Zurich 8001

Switzerland

EXECUTED and DELIVERED as a DEED by YAS Holding LLC acting by

/s/ Murshed Al Redaini
Murshed Al Redaini

in the presence of:	/s/ Tariq Khalil

Signature of witness	Tariq Khalil

Name, address and occupation of witness	Acting CLO

Khalifa City A

Abu Dhabi, UAE

EXECUTED and DELIVERED as a DEED by Ashraf Radwan

/s/ Ashraf Radwan

in the presence of:	/s/ Efgan Dengür

Signature of witness	Efgan Dengür

Name, address and occupation of witness	BD Director

Yas Holding

EXECUTED and DELIVERED as a DEED by Murshed Abdo Murshad Alredaini

/s/ Murshed Abdo Murshad Alredaini

in the presence of:

Signature of witness	/s/ Efgan Dengür

Name, address and occupation of witness	Efgan Dengür

BD Director

Yas Holding

EXECUTED and DELIVERED as a DEED by Efgan Dengür

/s/ Efgan Dengür

in the presence of:

Signature of witness	/s/ Ashraf Radwan

Name, address and occupation of witness	CEO

Healthcare Div.

Yas Holding

EXECUTED and DELIVERED as a DEED by Olifant Fund, Ltd. acting by

/s/ John N. Spinney, Jr.

John N. Spinney, Jr.

in the presence of:

Signature of witness	/s/ Flavio Ribeiro

Name, address and occupation of witness	Flavio Ribeiro

Controller, Bracebridge Capital, LLC

888 Boylston St., Suite 1500

Boston, MA 02199, USA

EXECUTED and DELIVERED as a DEED by FFI Fund Ltd acting by

/s/ John N. Spinney, Jr.

John N. Spinney, Jr.

in the presence of:

Signature of witness	/s/ Flavio Ribeiro

Name, address and occupation of witness	Flavio Ribeiro

Controller, Bracebridge Capital, LLC

888 Boylston St., Suite 1500

Boston, MA 02199, USA

EXECUTED and DELIVERED as a DEED by FYI Ltd. acting by

/s/ John N. Spinney, Jr.

John N. Spinney, Jr. in the presence of:

Signature of witness	/s/ Flavio Ribeiro

Name, address and occupation of witness	Flavio Ribeiro

Controller, Bracebridge Capital, LLC

888 Boylston St., Suite 1500

Boston, MA 02199, USA

EXECUTED and DELIVERED as a DEED

by Delcotech Luxco acting by

/s/ Akash Gupta

Name: Title: Authorised Signatory in the presence of:

Signature of witness	/s/ Bart Stout

Name, address and occupation of witness	Bart Stout

8 Sound Shore Dr, Suite 303,

Greenwich, CT 06830

Principal, Cetus Capital

EXECUTED and DELIVERED as a DEED by Shinhan Investment Corp., as General Partner on behalf of Shinhan Healthcare Fund 5

/s/ Lee Yung Chang
Name: Lee Yung Chang Title: President & CEO in the presence of:

Signature of witness	/s/ Changwon Park

Name, address and occupation of witness	Changwon Park

70, Yeoui-daero, Yeongdeungpo-gu, Seoul, Korea

Directing Manager

[Signature page to Alvotech Shareholders Agreement]

EXECUTED and DELIVERED as a DEED by Mr. Corneliu-Laurentiu Scheusan

/s/ Mr. Corneliu-Laurentiu Scheusan

in the presence of:

Signature of witness	/s/ Răzvan-Dumitru Vîrie jaru

Name, address and occupation of witness	Răzvan-Dumitru Vîrie jaru

Bucharest, Romania

Sos. N. Titulescu 3, Ap. 30

Medical Doctor

[Signature page to Alvotech Shareholders Agreement]

EXECUTED and DELIVERED as a DEED by Santo Holding (Deutschland), GmbH

/s/ Helmut Jeggle

Helmut Jeggle (Managing Director)

in the presence of:

Signature of witness	/s/ Melissa Simon

Name, address and occupation of witness	Melissa Simon

Rosenheimer Platz 6,

81669 München

Dipl. Kaufmann

[Signature page to Alvotech Shareholders Agreement]

EXECUTED and DELIVERED as a DEED by Baxter Healthcare SA

/s/ Ignacio Martinez de Lecea

Ignacio Martinez de Lecea Deputy General Counsel, Legal - EMEA

in the presence of:

Signature of witness	/s/ Mirlinda Beqiri

Name, address and occupation of witness	Mirlinda Beqiri

Baxter Healthcare SA

Thurgauerstrasse 130

8152 Glattpark-Opfikon

[Signature page to Alvotech Shareholders Agreement]

Schedule 1

Corporate Governance

Part 1

Board Proceedings and Voting

1.	Frequency, Location and Convening Meetings of the Board

1.1	The Board shall hold no fewer than one meeting per quarter.

1.2

Any director shall be entitled to convene a meeting of the Board on at least 10 Business Days’ prior written notice or such shorter period as it may reasonably determine where urgent business has arisen (which shall in particular be the case in case of issuance of shares pursuant to the conversion rights under the Convertible Bonds).

1.3

Notice of any Group Company Board (which may be given by e-mail) shall be sent to all directors, accompanied by a written agenda specifying the business of such meeting in reasonable detail along with all relevant papers. Other than with all board members present or represented, and only those matters included on the written agenda may be discussed at such meeting.

1.4

The directors or members of the relevant Group Company Board may either attend the relevant Group Company Board meeting in person at the location specified in the notice or by way of a telephone or video conference facility established by the relevant Group Company which enables each of the directors or members present to participate in a way which allows for their identification and efficient participation.

2.	Voting at Board Meetings

2.1

Resolutions of the Group Company Board meetings shall be decided by the majority of the votes cast, and each director shall have one vote. In the case of an equality of votes, no person (including the chairman) shall have a second or casting vote and the resolution shall not be passed.

3.	Conflicts of Interest

4.

Save as otherwise provided by the Companies Act, any director of the Company who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

5.

Where the Company comprises a single director, transactions made between the Company and the director having an interest conflicting with that of the Company are only mentioned in the resolution of the sole director.

6.

Where, by reason of a conflicting interests, the number of directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the general meeting of shareholders.

7.	The conflict of interest rules shall not apply where the decision of the board of directors or the sole director relates to day-to-day transactions entered into under normal conditions.

Proxy Directors

8.

A director may grant a power of attorney to any other director for any specified Group Company Board meeting by serving written notice of such appointment on the relevant Group Company and such replacement may exercise the votes of the director or member who has appointed him and such appointing director or member may direct his replacement on how to exercise such votes.

Provision of Information by Security Holder Directors to Security Holders

9.

To the extent permitted by law (and subject to any fiduciary duties to act on behalf of the Company, and in particular the obligation not to disclose any information, even after the termination of their mandate as director, which they have on the Company and the disclosure of which may be prejudicial to the interests of the Company), each Security Holder is hereby authorised to disclose all information available to him/her in such position to such Security Holder that proposed him/her for such appointment and/or to their respective Affiliates and/or their professional advisers. All Parties hereby expressly agree to such disclosure and agree to release the relevant person from any duty of confidentiality in that respect, provided that such right of disclosure shall be limited to such disclosure as may be necessary for the purpose of such Security Holder monitoring its investment in the Group, to the extent required to inform the Security Holder’s Affiliates about the Group’s performance and not for any other purpose (competitive or otherwise).

Part 2

General Meetings and Votes of Members

1.	Quorum for General Meetings

1.1

No business shall be transacted at any meeting of the shareholders of the Company unless a quorum of shareholders is present at the time when the meeting proceeds to business and remains present during the transaction of business.

1.2	The quorum of any meeting of the Company shall be the presence of a representative of each Aztiq and Alvogen.

2.	Votes of Shareholders

2.1	Subject to a higher majority foreseen by the Companies’ Act, questions arising at any meeting of the Company shall be decided by a majority of the votes cast.

2.2	All Ordinary Shares shall have the voting rights provided by the Articles.

3.	Notice

3.1

Subject to paragraph 3.2 of Part 2 of this Schedule 1, a minimum of 8 Business Days’ notice of each general meeting of the Company, accompanied by a note of the venue for such meeting and an agenda (as well as copies of any documents specified to be considered at such meeting in such agenda) of the business to be transacted shall be given to all the shareholders.

3.2	Subject to the provisions of the Companies’ Act, the notice period referred to in paragraph 3.1 of Part 2 of this Schedule 1 may be shortened with Security Holder Consent.

Schedule 2 Consent Matters

Part 1

Alvogen Consent and Aztiq Consent

1.	Adopting the Business Plan or Budget in respect of each Financial Year or amending a current Business Plan or Budget;

2.

Acquiring or disposing (whether in a single transaction or series of transactions) of any material asset(s) or any business (or material part of any business) or any shares in the Company, any Group Company or any third party company, save as specifically provided in the Business Plan or pursuant to Clauses 12, 13 and 15.2-15.7 or any IPO which does not meet the IPO Return Hurdle;

3.	Creating, releasing or redeeming any encumbrance over the whole or any material part of the undertaking, assets or property of the Company or any Group Company;

4.	Making any material change in the nature or scope of the business, including introducing or discontinuing any field of activity, ceasing to conduct the business or relocating the business;

5.

Entry into, modifying or terminating any material contract or arrangement or any contract affecting a material part of the business (including, but not limited to, any agreement with a third party in respect of the development, licensing, distribution, marketing, commercialization or sale of the Adalimumbab Product in the United States which the Company, or any other Group Company, proposes to enter into) or any contract which is outside the ordinary scope of the business;

6.	Enter into, materially vary or terminate any lease, licence, tenancy or similar arrangement where the rental and all other payments under it exceeds USD 1,000,000;

7.

Grant or enter into any licence, agreement or arrangement concerning any part of the name or trading names of any Group Company or the goodwill attaching to the same or any other part of a Group Company’s intellectual property;

8.	Apply for, allow to lapse or materially amend a regulatory approval or licence in any jurisdiction (other than renewals of any approvals or licences in the ordinary course of business);

9.

Instituting or settling any legal or arbitration proceedings other than debt collection in the ordinary course of business which involves or might involve an amount (including related costs) of more than USD 7,500,000;

10.	Save as expressly provided in this Agreement, creating, allotting or issuing any Shares or other Securities, or granting any option or right to subscribe in respect of any Share or other Securities;

11.	Incorporate any new subsidiary or branch of the Group, or undertake any Group reorganisation;

12.	Consolidating, sub-dividing or converting any share capital, except as provided for in the Articles or this Agreement;

13.	Adopting or revising any dividend policy, or declaring, making or paying any dividend or other distribution;

14.

Approving the statutory accounts of the Company or any Group Company and/or any change in the principal accounting policies employed other than as required by law or accounting policies generally accepted in Luxembourg from time to time;

15.	Any change in the auditors or the Financial Year;

16.

Borrowing money or incurring any indebtedness otherwise than in the ordinary and usual course of business which would result in the aggregate borrowings of the Company or any Group Company exceeding USD 100,000 or varying or terminating any agreement for the raising of any such indebtedness (including, without limitation, early repayment);

17.	Enter into, or increase or extend any liability under, any guarantee or indemnity other than (i) in the ordinary and usual course of trading or (ii) as required pursuant to the Financing Documents;

18.	Refinancing the Convertible Bonds or any other indebtedness;

19.	Amending the articles of association or equivalent constitutional documents or adopting further articles of association or such equivalent constitutional documents or any Group Company;

20.

Adopting or amending employees’ terms and conditions of employment by making, terminating or materially varying any employment agreement or arrangement with any person earning in excess of the equivalent of USD 1,000,000 a year or more other than salary increases in the usual course and at normal market rates;

21.	The Company and/or any Group Company incurring any capital expenditure in excess of USD 2,500,000;

22.

Proposing or taking any steps to wind up the Company or any Group Company or the filing of a petition for winding-up by the Company or any Group Company or the making of any arrangement by the Company or any Group Company with creditors generally or any application for an administration order or for the appointment of a receiver or administrator in respect of the Company or any Group Company;

23.

Make any political or (out of the ordinary course of business) charitable contribution or any other gift of whatsoever nature above USD 10,000, save for contributions of the same amount and to the same recipient as previously agreed;

24.	Acquire or dispose of any asset or provide or receive any service otherwise than at market value and on an arm’s-length basis;

25.

Entry into or varying any transaction between any Group Company and a Security Holder or any Affiliate of such Security Holder or a director, officer, employee, representative or partner of such Security Holder and/or its Affiliates or a director officer, employee, representative of any Group Company (other than employment arrangements as permitted in accordance with the terms of this Agreement); and

26.	Entry into an agreement, commitment or arrangement in respect of any of the above.

Part 2

Relevant Co-investor Consent

1.	Making a material change in the nature or scope of the business of the Group outside of the Business Plan;

2.

Entry into or varying any transaction between any Group Company and a Security Holder or any Affiliate of such Security Holder or a director, officer, employee, representative or partner of such Security Holder and/or its Affiliates or a director officer, employee, representative of any Group Company (other than employment arrangements as permitted in accordance with the terms of this Agreement) which results in material value leaving the Group;

3.	Proposing or taking any steps to wind up any Group Company or the filing of a petition for a solvent winding up by any Group Company save in connection with an Exit;

4.

Creating, allotting or issuing any Shares of the relevant class or other Securities, or granting any option or right to subscribe in respect of any Share or other Securities except (i) in case of an Excluded Issue or (ii) pursuant to Clause 10;

5.

Amending the articles of association or equivalent constitutional documents or adopting further articles of association or such equivalent constitutional documents of the Company to the extent it effects specific class rights of the Shares held by the Co-Investors as foreseen in the Articles in the sense of article 450-4 of the Companies Act;

6.	Entry into an agreement, commitment or arrangement in respect of any of the above; and

7.

Reducing share capital, purchasing or redeeming any of its share capital or varying the rights attaching to any class of shares of the Company, except as provided for by the Articles or this Agreement.

Schedule 3

Information Rights

Part 1 Alvogen and Aztiq Information Rights

1.	The Group agrees with each of Alvogen and Aztiq that it will generally keep each of Alvogen and Aztiq informed of the progress of each Group Company’s business and affairs and in particular will:

(a)

procure that each of Alvogen and Aztiq are given such information and such access to the officers, employees, premises books and records of the Group as they may reasonably require for the purposes of enabling them to monitor their investment in the Group;

(b)

procure that a copy of any correspondence, to the extent the Company has received it, from or with the holders of the Convertible Bonds or their representatives or any agent appointed in respect of the Convertible Bonds is provided to Alvogen as soon as is reasonably practicable;

(c)

direct the Group’s auditors from time to time to provide directly to each of Alvogen and Aztiq such information as each of Alvogen and Aztiq may reasonably request for the purposes of enabling them to monitor their investment in the Group;

(d)

prepare and send to each of Alvogen and Aztiq and/or their professional advisers such documents, information and/or data in relation to any Group Company, and in such form, detail and timeframe, as are requested by each of Alvogen and Aztiq (acting reasonably) and as are necessary or desirable to enable each of Alvogen and Aztiq or any of its Affiliates and/or any Group Company to comply with any law, regulation, code of practice or requirement of a regulatory authority or any policy, advice or guideline of any regulatory authority, industry body or association, or undertake any merger control analysis, including in relation to anti–bribery, anti–corruption, anti–competition, anti-money laundering or sanctions; and

(e)

procure that each of Alvogen and Aztiq are given such information as they may request for the purpose of enabling them to comply with the United Nations-supported Principles for Responsible Investing initiative.

2.

Without prejudice to the generality of paragraph 1, the Group agrees with each of Alvogen and Aztiq that it will prepare and send to each of Alvogen and Aztiq (or as each of Alvogen and Aztiq may direct) (all in such form and detail as is currently provided or as is otherwise specified or approved by the Security Holders):

(a)

a detailed draft operating budget (including a cash flow and expenditure forecast, monthly operating plan and projected balance sheet, profit and loss statement and covenant forecast) for the Group in respect of its next financial year, not later than 90 days before the end of each financial year. Having consulted with each of Alvogen and Aztiq and obtained their consent in respect thereof (both as to form and content), the Group shall not later than 25 days prior to the end of the then current financial year adopt such budget as the Annual Budget for the next financial year of the Group;

(b)	an income statement, statement of cash flows and balance sheet of the Group for the previous financial quarter within 4 business days of the end of each financial quarter;

(c)	an income statement, statement of cash flows and balance sheet of the Company for the previous month within 4 business days of the end of each month;

(d)	a detailed draft Business Plan for the Group in respect of the next financial year not later than 90 days before the end of each financial year;

(e)	reports including a narrative setting out the progress of the Group on matters materially affecting the business and affairs of the Group;

(f)

the audited consolidated accounts of the Group (together with the notes thereto and the directors’ report and auditors’ report thereon, and a business and financial review in compliance with the Disclosure and Transparency Guidelines), as soon as reasonably practicable following, and in any event within four months of, the end of the financial year to which they relate;

(g)	minutes of each board meeting of any Group Company (and of each committee meeting of any such board), as soon as reasonably practicable following, and in any event within two weeks of, such meeting;

(h)

to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Group Company’s disclosure thereof through applicable securities (on filings or otherwise), information regarding any significant corporate actions, including, without limitation, any approach (formal or informal) which might lead to any sale or disposal of any Securities or of any part of the business or assets of the Group (otherwise than in the ordinary and normal course of trading), extraordinary dividends, acquisitions of assets, issuance of significant amounts of debt or equity and material amendments to the articles of association of any Group Company forthwith upon the Group or any member of the Board becoming aware of it;

(i)	forthwith upon the Group or any member of the board of any Group Company becoming aware of them, details of any circumstances which will or might:

(i)	cause any actual or prospective material adverse change in the financial position, prospects or business of any Group Company; or

(ii)

materially adversely affect the Group’s ability to perform its obligations under this Agreement, the Financing Documents or any other instrument or any Group Company’s ability to perform its obligations under any material contract to which it is a party;

(j)

to the extent that such matters are known to a Group Company, details of any actual or threatened material litigation, claim or proceedings with which any Group Company is involved or is likely to become involved (other than debt collection proceedings in the ordinary and normal course of business);

(k)

to the extent that such matters are known to a Group Company, copies of any material documents and correspondence sent to or from third party lenders, or arising in respect of the Transaction Documents;

(l)	information regarding any offer or approach to acquire the business of the Company promptly on becoming aware of such offer or approach;

(m)

regular updates on the commencement of, and progress in, any product commercialisation discussions with a third party and on development progress for a Product pursuant to the Product Rights Agreement;

(n)

such documents, information and data as each of Alvogen and Aztiq may reasonably request from time to time in relation to energy supply arrangements, energy consumption or greenhouse gas emissions or other environmental impacts of any Group Company, and which are necessary or desirable to enable each of Alvogen and

Aztiq to comply with any law, regulation, code of practice or requirement of a regulatory authority or any policy, advice or guideline of any regulatory authority, industry body or association, including in connection with the proposed Carbon Reduction Commitment Energy Efficiency Scheme as such scheme is enacted, varied, supplemented or replaced from time to time, within such timeframe and in such format as they may reasonably require it; copies of any document circulated to any member of any committee or sub-committee of the board of any Group Company and other information received by any such member in such capacity; and

(o)	any information which each of Alvogen and Aztiq may reasonably request:

(i)	to enable them to monitor their investment; or

(ii)	to enable them to give proper consideration to any proposed transaction or matter on which Alvogen Consent and/or Aztiq Consent is required;

(iii)	in connection with the preparation and/or filing of any of each of Alvogen and Aztiq’s tax returns or may require in connection with any regulatory requirements to which it is subject; or

(iv)

that may reasonably be required in relation to any Financing Documents or any subsequent financing of the Group, or any other reasonable requests in accordance with and pursuant to the Transaction Documents; and

(p)	to the extent not already provided for in this Schedule 3:

(i)

the official meeting minutes in relation to any meeting between any Group Company (or its Representatives) and the United States Food and Drug Administration (which shall be provided to the Security Holders no more than 30 (thirty) days following any such meeting);

(ii)	the IP strategy of the Group from time to time;

(iii)	any response to the Rich Lowenthal and Ray Arnold Reports; and

(iv)	the Group’s hiring strategy from time to time for the position of the Head of Regulatory of the Group.

Part 2 Co-investor Information Rights

The Group agrees with each Co-Investor that it will generally keep each Co-Investor informed of the progress of each Group Company’s business and affairs and in particular will prepare and send to each Co-Investor and/or their professional advisers:

(a)

such documents, information and data in relation to any Group Company, and in such form, detail and timeframe, as are reasonably requested by each Co-Investor as are necessary or desirable to enable any Co-Investor and/or any Affiliate of any such Co-Investor and/or any Group Company to comply with any law, regulation, code of practice or requirement of a regulatory authority or any policy, advice or guideline of any regulatory authority, industry body or association, or undertake any merger control analysis;

(b)

the audited consolidated accounts of the Group (together with the notes to the accounts and the directors’ report and auditors’ report thereon), as soon as reasonably practicable following, and in any event within three (3) months of, the end of the financial year to which they relate;

(c)	the Annual Budget and the Business Plan, in each case, as soon as reasonably practicable after they have been finalised and approved; and

(d)

the Group’s quarterly reports containing unaudited financial information for the relevant period together with a high level operational report from the Board for the first, second and third quarters of the financial year no later than sixty (60) days after the end of such quarter.

Schedule 4 Tag-Along and Drag-Along Rights

For the purpose of the provisions in this Schedule 4, the Ordinary Shares shall be deemed to constitute a single class of Security.

Part 1

Tag-Along Rights

1.	Circumstances in which Tag-Along Rights Apply

1.1

Save as otherwise agreed in writing between the Security Holders (including in any Security Holder’s Deed of Adherence), a 40% Security Holder and/or its Affiliates (together, the “Tag Triggering Sellers”) propose (having complied with Clause 13 (Right of First Refusal)) to make a Transfer of any Securities other than any Shareholder Debt (the relevant class being the “Tag-Along Securities”) to a third party (the “Tag Transferee”), other than:

(a)	to an Affiliate; or

(b)	in connection with a Reorganisation Transaction; or

(c)

to any person where a Drag-Along Notice has been served (and has not lapsed) in accordance with Part 2 of this Schedule 4 (except that this subparagraph (c) shall not apply so as to prevent Aztiq and Alvogen, as long as they respectively hold in aggregate in excess of 15 per cent. of the A Ordinary Shares in issue, each exercising a Tag-Along Right where a Drag-Along Notice has been served (and has not lapsed) in accordance with Part 2 of this Schedule 4),

(the “Tag-Along Sale”), the Tag Triggering Sellers shall procure that each of the other Security Holder holding Tag- Along Securities, have the opportunity (“Tag-Along Right”) to transfer to the Tag Transferee such proportion of their Tag-Along Securities as is equal to the proportion of the total number of Tag-Along Securities which are being transferred by the Tag-Triggering Sellers pursuant to the Tag-Along Sale relative to the total number of Tag Along Securities held by the Tag Triggering Sellers, in accordance with the following provisions of this Part 1 of Schedule 4.

1.2

The Tag-Along Right shall apply to any Transfer of Securities following or as part of an IPO (provided that each Tag Triggering Seller agrees that it shall not Transfer any Shares pursuant to a waiver of any lock-up agreement unless each other Security Holder is granted a waiver of their respective lock-up agreements on the same terms and at that time), until such Tag Triggering Seller holds equal to or less than 20 per cent. of the Company’s or New Holding Company’s (as the case may be) issued and listed shares, whereupon it shall cease to apply.

2.	Tag-Along Mechanism

2.1

Not less than 15 Business Days prior to the completion of any proposed Tag-Along Sale, the Tag Triggering Sellers shall deliver to the Company and the other Security Holders a written notice (a “Tag-Along Notice”) which notice shall set out (to the extent not described in any accompanying documents):

(a)	the identity of the Tag Transferee;

(b)	subject to paragraph 2.2 below, the type and amount of consideration to be paid by the Tag Transferee for the Tag-Along Securities;

(c)	the proposed date of the Transfer (if known); and

(d)	all other material terms and conditions, if any, of the Tag-Along Sale.

2.2	The Tagging Security Holders shall be entitled to Transfer their Tag-Along Securities to the Tag Transferee:

(a)	at the same time as the Transfer by the Tag Triggering Sellers;

(b)	for the same type and amount of consideration as for the corresponding Securities being sold by the Tag Triggering Sellers; and

(c)	on substantially the same economic terms (including participating in any escrow arrangements on the same terms),

(subject always to the Articles and Clause 18 (Ranking of Securities)) provided that the Security Holders may, with Alvogen Consent and Aztiq Consent, determine that a Tagging Security Holder shall be offered a cash alternative to any non-cash consideration being paid for the Tag Triggering Seller’s Securities.

2.3

If a Security Holder wishes to exercise its Tag-Along Right (any such Security Holder a “Tagging Security Holder”), the Tagging Security Holder shall notify the Tag Triggering Sellers within 20 Business Days following the date of the Tag-Along Notice (the “Acceptance Period”) that it wishes to exercise its Tag-Along Right (each such notice a “Notification”). Any Security Holder that does not notify the Tag Triggering Sellers within the Acceptance Period shall be deemed to have waived its Tag-Along Right.

2.4

Following the expiry of the Acceptance Period, the Tag Triggering Sellers shall deliver to each Tagging Security Holder, not less than 10 Business Days prior to the proposed Tag-Along Sale, a definitive agreement (along with any ancillary transfer instruments) to effect the sale of his Tag-Along Securities to the Tag Transferee.

2.5

If the Tag Transferee has informed the Tag Triggering Sellers that it wishes to purchase a fixed percentage of any class of Securities, and following any Notification(s) the Tagging Security Holders together with the Tag Triggering Sellers have indicated that they wish to sell more than this percentage as part of the relevant Tag-Along Sale, the number of Securities to be Transferred by the Tag Triggering Sellers and the Tagging Security Holders as part of the relevant Tag-Along Sale shall be reduced pro rata in order to meet this percentage requirement.

2.6	Each Tagging Security Holder shall:

(a)

no fewer than two Business Days prior to the anticipated date of the proposed Transfer, return to the Tag Triggering Sellers the duly executed documents to effect the Tag-Along Sale and, if a certificate has been issued in respect of the relevant Securities, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) all of which shall be held against payment of the aggregate consideration due to him. If a Tagging Security Holder fails to comply with this paragraph 2.6(a) in full no fewer than two Business Days prior to the proposed Transfer, it shall be deemed to have waived its Tag-Along Right;

(b)	give warranties to the Tag Transferee as to the title to their Tag-Along Securities and their capacity to transfer the Tag-Along Securities on the same basis as the Tag Triggering Sellers;

(c)

bear an amount of any costs of the Tag-Along Sale (to the extent such costs are not paid by a Group Company) in the same proportions as the consideration (of whatever form) received by him bears to the aggregate consideration paid pursuant to the Tag-Along Sale;

(d)	participate in any escrow arrangements agreed between the Tag Triggering Sellers and Tag Transferee in connection with the Tag-Along Sale on the same basis as the Tag Triggering Sellers; and

(e)	procure (in as far as they are reasonably able) that any directors of Group Companies designated by it vote in favour of the Tag-Along Sale.

2.7

The Tag Triggering Sellers shall furnish or shall procure that the Tag Transferee furnishes such evidence of completion of such Tag-Along Sale as may be reasonably requested by any Tagging Security Holder.

2.8

Each Tagging Security Holder shall be entitled to receive his consideration pursuant to the Tag-Along Sale (less his share of the costs of the Tag-Along Sale) at the same time as the Tag Triggering Sellers.

3.	Non-Acceptance by Security Holders

3.1	If some or all of the Security Holders waive, or are deemed to have waived, their Tag-Along Rights, the Tag-Along Sale is permitted to be made provided that:

(a)

it is completed within 60 Business Days of the expiry of the Acceptance Period (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Tag-Along Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Tag-Along Sale documentation (as agreed between the Tag Triggering Sellers and the Tag Transferee)); and

(b)	it takes place on terms and conditions no more favourable to the Tag Triggering Sellers in any material respect to those stated in the Tag-Along Notice.

3.2

All Security Holders agree to vote their Securities in favour of the Tag-Along Sale at any meeting of Security Holders (or any class thereof) called to vote on or approve the Tag-Along Sale (and any ancillary or related matters) and/or consent in writing to and waive any applicable rights which they have in order to implement the Tag-Along Sale (and any ancillary or related matters).

4.	Subscription or Acquisition of Securities during Tag-Along Sale Period

Following the issue of a Tag-Along Notice, if any person is issued or otherwise acquires any new or additional Securities (a “New Holder”), a Tag-Along Notice shall be deemed to have been served upon such New Holder on the same terms as the previous Tag-Along Notice (provided such Tag-Along Notice has not lapsed). The New Holder shall have the opportunity to transfer to the Tag Transferee all of its respective Securities and the provisions of this Part 1 of Schedule 4 shall apply to the New Holder (with necessary modification) in respect of its holding of such new Securities.

5.	Non-Completion

If the Tag-Along Sale is not completed within the period set out in paragraph 3.1 above, the Tag Triggering Sellers shall promptly return to the Tagging Security Holder all documents (if any) previously delivered in respect of the Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Securities held or owned by the Tag Triggering Sellers and such Tagging Security Holder shall again be in effect.

Part 2

Drag-Along Rights

1.	Circumstances in which Drag-Along Rights Apply

If a 40% Security Holder and/or its Affiliates (together, the “Drag Triggering Sellers”) propose to make a Transfer of any Securities (other than any Shareholder Debt) to a third party (other than to any Affiliate of such Drag Triggering Seller) having complied with its obligations under Clause 13 (the “Drag Transferee”) (a “Drag-Along Sale”), the Drag Triggering Sellers shall have the right to require each Security Holder (excluding each of (a) Alvogen and/or its Affiliates and/or (b) Aztiq and/or its Affiliates, in each case so long as such hold in aggregate in excess of 15 per cent. of the A Ordinary Shares in issue from time to time) (the “Dragged Security Holders”) to transfer to the Drag Transferee a portion of its Securities (other than any Shareholder Debt) which corresponds to the portion of the Securities sold by the Drag Triggering Seller as compared to the total amounts of Securities of that same class held by the Drag Triggering Seller (the “Drag-Along Securities”) in accordance with the following provisions of this Part 2 of Schedule 4.

2.	Drag-Along Mechanism

2.1

Not less than 20 Business Days prior to the proposed completion date of such Drag-Along Sale, the Drag Triggering Sellers may give written notice of the proposed Drag-Along Sale to the Company and the Dragged Security Holders (the “Drag-Along Notice”) which notice shall set out (to the extent not described in any accompanying documentation):

(a)	that the Dragged Security Holders are required to Transfer all its Drag-Along Securities in the event of a Drag-Along Sale;

(b)	the identity of the Drag Transferee;

(c)	subject to paragraph 2.2 below, the type and amount of consideration to be paid by the Drag Transferee for the Drag-Along Securities;

(d)	the proposed date of the Transfer (if known); and

(e)	all other material terms and conditions, if any, of the Drag-Along Sale.

2.2	Upon receipt of the Drag-Along Notice, the Dragged Security Holders shall be required to Transfer its Securities to the Drag Transferee as part of the Drag-Along Sale:

(a)	at the same time as the Transfer by the Drag Triggering Sellers;

(b)	subject to paragraph 2.3 below, for the same type and amount of consideration as for the corresponding Securities being sold by the Drag Triggering Sellers; and

(c)	on substantially the same economic terms (including participating in any escrow arrangements on the same terms) as are agreed between the Drag Triggering Sellers and the Drag Transferee,

subject always to the Articles and Clause 18 (Ranking of Securities) provided that, the Drag Triggering Sellers may, in their absolute discretion (with Alvogen Consent and Aztiq Consent) determine that the Dragged Security Holders shall be offered a cash alternative to any non-cash consideration being paid for the Drag Triggering Sellers’ Securities.

2.3

The validity of a Drag-Along Sale pursuant to the provisions of this Part 2 of Schedule 4 shall not be affected by the Drag Transferee offering different forms of consideration to the Drag Triggering Sellers and/or the Dragged Security Holders provided that:

(a)	on the date of the Transfer, the value of the consideration offered per Dragged Security is at least equal to the value offered for the corresponding Security of the Drag Triggering Sellers; and

(b)

to the extent that the Drag Triggering Sellers are receiving cash as consideration for their Securities, each Dragged Security Holder shall also be entitled to receive cash consideration on equivalent terms to the Drag Triggering Sellers, in respect of the same class of Securities and in the same proportions.

2.4	The Drag-Along Notice shall be accompanied by copies of all documents required to be executed by the Dragged Security Holders to give effect to the Drag-Along Sale (the “Drag-Along Sale Documents”).

2.5	Each Dragged Security Holder, upon receipt of the Drag-Along Notice and accompanying documents, shall be obliged to:

(a)

sell all of their Drag-Along Securities and participate in the Drag-Along Sale (including giving warranties to the Drag Transferee as to the title to their Drag-Along Securities and their capacity to transfer the Drag-Along Securities on the same basis as the Drag Triggering Sellers) on the terms set out in the Drag-Along Notice and supporting documents;

(b)

not less than two Business Days prior to the anticipated completion date of the Drag-Along Sale, return to the Drag Triggering Sellers the duly executed Drag-Along Sale Documents and, if a certificate has been issued in respect of the relevant Securities, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) all of which shall be held against payment of the aggregate consideration due to it;

(c)

bear an amount of any costs of the Drag-Along Sale (to the extent such costs are not paid by a Group Company) in the same proportions as the consideration (of whatever form) received by it bears to the aggregate consideration paid pursuant to the Drag-Along Sale;

(d)

vote their Securities in favour of the Drag-Along Sale at any meeting of Security Holders (or any class thereof) called to vote on or approve the Drag-Along Sale (if required) and/or consent in writing to and waive any applicable rights which they have in order to implement the Drag-Along Sale; and

(e)	procure (in as far as they are reasonably able) that any directors of Group Companies designated by it vote in favour of the Drag-Along Sale.

2.6

The Dragged Security Holders shall be entitled to receive their respective consideration pursuant to the Drag-Along Sale (less its share of the costs of the Drag-Along Sale) at the same time as the Drag Triggering Sellers.

3.	Non-Completion

If the Drag-Along Sale has not been completed by the earlier of:

(a)

the date which is 120 Business Days following the date of the Drag-Along Notice (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Drag-Along Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Drag-Along Sale documentation (as agreed between the Drag Triggering Sellers and the Drag Transferee)); and

(b)	the date on which the Drag Triggering Sellers send a written notice to the Dragged Security Holders that the Drag-Along Sale will not be completed,

the Drag-Along Notice shall cease to be of effect and each Dragged Security Holder shall be irrevocably released from such obligations under the Drag-Along Notice and the rights of the Drag Triggering Sellers pursuant to this Part 2 of Schedule 4 shall be reinstated.

Schedule 5

Deed of Adherence

This Deed is made on [•]

Between:

(1)	[•], a [company] incorporated in [•] with registered number [•], and whose registered office is at [•] (the “Company”); and

(2)	[Name], of [•] (the “Subscriber”),

and is Supplemental to a shareholders’ agreement dated [•] and made between, inter alias, the Security Holders and the Company (each as defined therein) as from time to time amended, varied, novated, supplemented or adhered to (the “Principal Agreement”).

Whereas:

[[•] (the “Transferor[s]”) intends to transfer to the Subscriber][The Subscriber intends to subscribe and [the Company] intends to [allot and] issue to the Subscriber] the Securities set out in the Schedule (the “Designated Securities”), subject to the Subscriber entering into this Deed in favour of (a) the original parties to the Principal Agreement, and (b) any other person or persons who after the date of the Principal Agreement (and whether or not prior to or after the date of this Deed) adheres to the Principal Agreement (the “Continuing Parties”).

It is agreed as follows:

1.	Unless the context requires otherwise, words and expressions defined in the Principal Agreement shall have the same meaning when used in this Deed.

2.

The Subscriber hereby undertakes to the Company and the Continuing Parties to comply with the provisions of, and to observe and perform all the obligations of [a] [Security Holder][party] in, the Principal Agreement after the date of this Deed and the Subscriber shall become a party to the Principal Agreement as if he were named in the Principal Agreement [as [a][Security Holder]][party], holding the Designated Securities together with any additional Securities he may acquire/be issued from time to time, in addition to the Continuing Parties. The Subscriber agrees that the provisions of this Clause shall be binding on him irrespective of whether he holds the Designated Securities directly or via a nominee.

3.	This Deed is made for the benefit of the Continuing Parties.

4.	It is agreed that, save as hereby provided, all the provisions of the Principal Agreement shall remain in full force and effect.

5.	For the purposes of Clause 36 (Notices) of the Principal Agreement, the address and email address of the Subscriber is as set out in the Schedule.

6.

The Subscriber warrants to each of the Continuing Parties that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Principal Agreement and this Deed, that the obligations expressed to be assumed by it under the Principal Agreement and this Deed are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Deed will not:

6.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; or

6.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

7.

The Subscriber also agreed to enter into a power of attorney either set out in this Deed or separately granting a grantor identified by the Company with the power to takes such actions as are required to give effect to the Subscriber’s obligations pursuant the Principal Agreement and any other such matters which may be reasonably required by the Company.

8.	The provisions of Clause 38 (Governing Law and Jurisdiction) of the Principal Agreement shall apply to this Deed, the necessary changes being made.

This Deed has been duly executed and delivered as a deed on the date first stated above.

EXECUTED and DELIVERED as a DEED by [Subscriber] in the presence of:

Signature of witness

Name, address and occupation of witness

Schedule to Deed of Adherence

Subscriber Details

Subscriber	[full legal name]

Postal Address	[postal address]

E-mail Address	[e-mail address]

Designated Securities	[number] A Ordinary Shares

[number] B Ordinary Shares